UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                )

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Welltower Inc.

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welltower®

PROXY STATEMENT 2021

AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

welltower PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS 2021

April 16, 2021

DEAR SHAREHOLDERS:

You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 1:30 p.m. Eastern Time on May 26, 2021 in a virtual format, at www.virtualshareholdermeeting.com/WELL2021. Details regarding access to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders, directors and employees. This format will also provide a consistent experience for all shareholders regardless of location and reduce the environmental impact of our meeting. There will be no in-person meeting for you to attend.

It is my distinct pleasure to serve as Chairman of the global leader in health care infrastructure. In the face of a most trying year for our country and for Welltower, I could not be prouder of the resilience and steady leadership demonstrated by our most capable team. We continue to distinguish ourselves by aligning with best-in-class operators, developers and health systems, who all contribute to our dynamic and industry-wide respected portfolio of premier assets. The rapid and agile response to bolster our balance sheet by raising liquidity and our outpouring of support to our valued operators, who have been on the frontline of fighting this once-in-a-century pandemic, has served to “steady the ship” as best as possible in these unforeseeably challenging times. While the future of the pandemic remains uncertain, the ability of this outstanding management team to survive, thrive and drive future growth is not.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We continue to focus on saving costs and protecting the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,

Kenneth J. Bacon

Chairman

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF WELLTOWER INC.:

The Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 26, 2021 at 1:30 p.m. Eastern Time in a virtual format, at www.virtualshareholdermeeting.com/WELL2021, for the purpose of considering and acting upon each item described below and will transact such other business that properly comes before the meeting:

1.

The election of eleven director nominees named in the Proxy Statement accompanying this notice to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP (“EY”) as independent registered public accounting firm for the year ending December 31, 2021; and

3.	The approval, on an advisory basis, of the compensation of our named executive officers.

The Board of Directors of Welltower Inc. unanimously recommends that you vote: (1) “FOR” each of the nominees for election to the Board (Proposal 1); (2) “FOR” the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2); and (3) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3). Shareholders of record at the close of business on March 30, 2021 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this notice.

HOW TO VOTE IN ADVANCE OF THE VIRTUAL ANNUAL MEETING

BY INTERNET Visit www.proxyvote.com	BY PHONE Dial 1-800-690-6903	BY MAIL Sign, date and return your proxy card or voting instruction form	Scan this QR code to view digital versions of Welltower’s Proxy Statement and 2021 Annual Report

Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders, directors and employees. This format will also provide a consistent experience for all shareholders regardless of location and reduce the environmental impact of our meeting. There will be no in-person meeting for you to attend.

BY ORDER OF THE BOARD OF DIRECTORS MATTHEW G. MCQUEEN Executive Senior Vice President - General Counsel & Corporate Secretary Toledo, Ohio April 16, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

ON MAY 26, 2021:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting

of Shareholders and Proxy Statement and Welltower’s Annual Report on

Form 10-K for the year ended December 31, 2020 are available on the Internet free of charge at www.welltower.com/proxy.

BUSINESS HIGHLIGHTS

2020 Performance

Welltower Inc. (the “Company” or “Welltower”) faced numerous headwinds in 2020 resulting from the impact of the COVID-19 pandemic on our business. Despite the unprecedented conditions posed by the COVID-19 pandemic, the Company took critical steps to support its operators and strengthen its balance sheet, while also improving the quality of its portfolio.

Welltower significantly enhanced its liquidity profile during 2020, ending the year with over $5.0 billion of total liquidity following the efficient execution of capital markets transactions and investment activity. While near-term challenges posed by the COVID-19 pandemic may persist, the post-pandemic backdrop remains favorable for the Company as our high-quality portfolio of assets will benefit from strong secular trends, which include a rapidly aging population, increased focus on social determinants of health, and the continued shift to value-based health care.

COVID-19 Response

•   Leveraged our health care relationships to procure and distribute 1.7 million units of PPE and over 400,000 COVID-19 tests were conducted in Welltower communities.

•   Hosted weekly sessions for our operators to hear experts provide best practice guidance on topics including testing, inter-facility transfers, use of PPE, therapeutics, and updates on the vaccine pipeline.

•   Engaged in active dialogue with CVS/Omnicare, Walgreens, and the NIH’s Warp Speed team on testing, vaccine distribution, and therapeutics.

•   Facilitated vaccine distribution to residents and staff during the week of December 7, 2020.

TOTAL SHAREHOLDER RETURN

Corporate and Diversity

•   Finished the year with $128 million of general and administrative expenses, representing approximately 0.31% of Welltower’s enterprise value (second lowest ratio among our healthcare REIT peers).

•   Paid cash dividends of $2.70 per share with the dividend paid in February 2021 representing Welltower’s 199th consecutive dividend.

•   Appointed Shankh Mitra and Kenneth J. Bacon both racially/ethnically diverse, as Chief Executive Officer & Chief Investment Officer, and Chairman and Independent Director, respectively.

•   Appointed two women and two racially/ethnically diverse directors to leadership positions of four Board committees.

•   Appointed Diana W. Reid and Philip L. Hawkins, both respected leaders within the financial services and real estate sectors, to the Board of Directors.

•   In March 2021, nominated Dennis G. Lopez and Ade J. Patton both racially/ethnically diverse, to stand for election to the Board of Directors.

Balance Sheet

•   On December 31, 2020, we had $2.0 billion of cash and cash equivalents, inclusive of $424 million of IRC section 1031 deposits, and $3.0 billion of available borrowing capacity under our unsecured revolving credit facility.

•   Maintained a favorable leverage position, reporting Net Debt to Adjusted EBITDA of 6.28x* as of December 31, 2020.

•   In June 2020, issued $600 million of unsecured debt at 2.75%, marking the lowest coupon on 10-year debt in Welltower’s history.

•   Maintained credit ratings of Baa1, BBB+, and BBB+ from Moody’s, S&P, and Fitch, respectively.

Average Annual Return Since Inception 13.76% DIVIDEND YIELD 3.8% AS OF 12/31/2020

Portfolio

•   Collected 98% of rent due in 2020 in our Triple-net portfolio.

•   Collected 99% of rent due in 2020 in our Outpatient Medical portfolio and achieved above historical average tenant retention of 88%.

•   Completed approximately $1.6 billion in prorata gross investments during the year, including $910 million in acquisitions and $728 million in development funding and loan advances.

•   Completed prorata property dispositions of $3.7 billion, demonstrating strong demand and liquidity for our high-quality assets through the COVID-19 pandemic.

•   Announced joint venture partnerships with three preeminent global investment management firms, Invesco Real Estate, Kayne Anderson Real Estate and Wafra Inc.

•   Announced the launch of welltowerLIVING™, a wellness focused housing concept for residents ages 55 and over.

*Represents a non-GAAP financial measure. See Appendix A for definitions and reconciliations of non-GAAP financial measures.

Environmental, Social and Governance Leadership Recognition

•	Named by S&P Global in collaboration with RobecoSAM in the 2020 edition of The Sustainability Yearbook.
•	Named to top 20% of Newsweek’s America’s Most Responsible Companies list for the second consecutive year.
•	Named to Corporate Responsibility Magazine’s 21st annual 100 Best Corporate Citizens list for the second consecutive year.
•	Named to 2020 Dow Jones Sustainability World Index for the third consecutive year and the North American Index for the fifth consecutive year.
•	Recognized on Management band level with a “B” score by CDP for taking coordinated action on climate issues.
•	Recognized as Energy Star Partner of the Year for the second time.
•	Listed on the FTSE4Good Index since 2012.
•	Achieved Gold Level 2020 Green Lease Leader status by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance.
•	Named to the Bloomberg Gender-Equality Index for the second consecutive year.
•	Named to the Workplace Health Achievement Index by the American Heart Association for the third consecutive year.
•	Named as one of the top five sustainable REITs in Barron’s list of America’s Most Sustainable Companies.
•	Maintained Prime status under the ISS-ESG Corporate Rating for the second year in a row.
•	Rated as “most improved” and a “Trendsetter” on the CPA-Zicklin Index of Corporate Political Disclosure and Accountability.

Human Capital

Throughout 2020, we continued our commitment to the success of our employees by maintaining numerous programs designed to attract, develop and retain future leaders, including competitive compensation programs and benefits (including maternity, caregiver and wellness leave (to name only some of our many benefits)), technology to facilitate keeping our employees engaged while working remotely (and staying in touch through social Zoom events), and safety protocols and procedures for essential employees who continued to work while in the office. We are committed to fostering a diverse and inclusive environment that gives every employee the opportunity to develop and advance. We believe this starts at the top, and we have made a number of changes to the Board and the Leadership Team (as described in this Proxy Statement) that reflect this committment.

Shareholder Engagement

Welltower regularly engages in outreach efforts with its shareholders relating to its business, executive compensation program, diversity and inclusion, and environmental, social and governance issues. This outreach program is conducted by a cross-functional team, including members of our Capital Markets, Finance and Legal teams and the Board. We share the feedback we receive from our shareholders with all members of the Board of Directors, which gives the Board of Directors valuable insight into shareholders’ views about Welltower and informs its decisions.

Welltower engages with its shareholders year-round. The below graphic illustrates key elements of this engagement.

SUMMER	FALL	WINTER	SPRING

•  Review vote results from our most recent annual meeting of shareholders, including the results of the say-on-pay vote, and engage with investors about these results

•  Evaluate proxy season trends, corporate governance best practices, regulatory developments and our current practices

•  Share investor feedback with the Board

• Engage with investors to understand executive compensation and environmental, social and governance priorities • Share investor feedback with the Board

•  Review and approve proxy materials

•  Engage with investors to discuss items to be considered at the annual meeting of shareholders

•  Hold the annual meeting of shareholders

•  Share investor feedback with the Board

For more information about our 2020 shareholder outreach program, see “Executive Compensation-Executive Summary-Shareholder Outreach Initiatives” later in this Proxy Statement.

Environmental, Social and Governance (ESG) Leadership

Welltower is committed to leadership in our industry and strives to rank among the top S&P 500 companies in sustainability and ESG practices. Our commitment to helping people live well and age well is carried through by our emphasis on sustainability, a core focus on diversity and equality, and good corporate governance. We see our industry-leading progress towards furthering ESG in our organization as not only the right thing to do, but as driving long-term operational efficiency and shareholder value. Some highlights of Welltower’s notable ESG efforts in 2020 are summarized below:

For additional information regarding Welltower's sustainability program, please visit Welltower's website at www.welltower.com/responsibility/.

COVID-19 Leadership Efforts

At the beginning of 2020, the world was upended as COVID-19 spread and impacted the health and well-being of individuals on a global scale. Welltower responded accordingly, prioritizing the health and safety of our staff, our residents across our communities and our tenants in our buildings. We drew on our experience with infection and flu control as a critical part of the senior living operating model. Since 2018, we have worked with the University of California, San Francisco Health System to advise our operating partners on the most current evidence-based patient and caregiver flu protocols. We pivoted these efforts to have them focus on a COVID-19 response and we continue to support our operators to identify local, regional and national testing solutions to complement relationships made with their local health systems and health department testing resources. In 2020 over 400,000 COVID-19 tests were conducted in Welltower communities. Welltower has also distributed approximately 1.7 million units of PPE to over 25 seniors housing and post-acute operators and three health systems, and has hosted sessions for our operations to hear experts provide best practice guidance on topics including testing, inter-facility transfers, use of PPE, therapeutics and the vaccine pipeline. We remain steadfast in our commitment to protect the health of all those with whom we work and serve.

Corporate Governance

Corporate Governance

The Board of Directors of Welltower (the “Board”) has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting. The approximate date on which these materials will be first made available or sent to shareholders is April 16, 2021.

SNAPSHOT OF BOARD & GOVERNANCE INFORMATION

Number of Independent Director Nominees Standing for Election		10

Total Number of Director Nominees		11

Average Age of Director Nominees Standing for Election		59.5

Average Tenure of Director Nominees Standing for Election (years)		4.3

Percentage of Women and Racially/Ethnically Diverse Director Nominees Standing for Election		82%

Racially/Ethnically Diverse CEO		Yes

Racially/Ethnically Diverse Chairman		Yes

Separation of Chairman and CEO Roles		Yes

Women and Racially/Ethnically Diverse Leadership of Board and Committees		83%

Annual Election of All Directors		Yes

Majority Voting for Directors		Yes

Proactively Adopted Proxy Access		Yes

Regular Executive Sessions of Independent Directors		Yes

New Director Orientation		Yes

Annual Board and Committee Self-Evaluations		Yes

Annual Review of Management Succession Plans		Yes

Code of Business Conduct and Ethics		Yes

Published Political Contribution Policy		Yes

Overwhelming Shareholder Approval of Say-on-Pay over Last Five Years	≥	93%

Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests		Yes

Stock Ownership Requirements for Executives		Yes

Stock Ownership Requirements for Directors		Yes

Anti-Hedging and Anti-Pledging Policies		Yes

Clawback Policy		Yes

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	1

Corporate Governance

The charts above reflect the total number of the director nominees that are standing for election in 2021.

In 2018, Welltower amended its By-Laws to proactively adopt proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years to nominate and include in Welltower’s proxy materials director nominees comprising up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws.

Board Leadership Structure

The Board is responsible for selecting the appropriate Board leadership structure. To do so, the Board periodically reviews its leadership structure to determine whether it continues to best serve Welltower and its shareholders.

In connection with our recent Chief Executive Officer (“CEO”) transition, the Board determined that it was appropriate to separate the roles of the Chairman and the CEO. The Board is currently led by an independent Chairman, Mr. Bacon, who is the Company’s first racially/ethnically diverse Chairman. The Board believes the current leadership structure, which separates the Chairman and CEO roles, is appropriate at this time. This structure allows the CEO to focus his time and energy on operating and managing Welltower and facilitates the Board’s independent oversight of management and Welltower’s overall corporate governance.

Independence and Meetings

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the NYSE and a Code of Business Conduct and Ethics that meets the NYSE’s listing standards and complies with the rules of the SEC. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on Welltower’s website at www.welltower.com/investors/governance.

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Corporate Governance

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in April 2021. During this review, the Board considered transactions and relationships between each director and director nominee, or any member of his or her immediate family, and Welltower and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director or director nominee is independent.

The Board determined that, other than Mr. Mitra, all of the directors and director nominees are independent under applicable rules of the NYSE. The Board also determined that, other than Mr. Mitra, all of the directors and director nominees have no material relationship with Welltower (either directly or as a partner, shareholder or officer of an organization that has a relationship with Welltower) and are therefore independent under applicable rules of the NYSE and the independence standards in the Corporate Governance Guidelines. Mr. Mitra is not independent because he is the CEO of Welltower. R. Scott Trumbull, who served as director until April 30, 2020, was determined to be independent under applicable rules of the NYSE and independence standards in the Corporate Governance Guidelines during the time he served on the Board.

The Board has standing Audit, Compensation, Executive, Investment and Nominating/Corporate Governance Committees. Other than the Compensation Committee, each of these committees is chaired by either a woman or a racially/ethnically diverse director.

The Board determined that:

•   All of the members of the Audit Committee are independent under the applicable rules of the NYSE and the independence standards in the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended;

•   All of the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the applicable rules of the NYSE, SEC and Internal Revenue Service; and

• All of the members of the Nominating/Corporate Governance Committee are independent under the applicable rules of the NYSE.
Welltower’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the directors are encouraged to attend that meeting. All then-serving directors attended last year’s annual meeting of shareholders.
The Chairman presides at all meetings of the shareholders and of the Board.
The Board met 14 times during the year ended December 31, 2020. Executive sessions of independent directors are held after regularly scheduled meetings of the Board. The Chairman of the Board chairs the executive sessions.
In 2020, all incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

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Corporate Governance

Audit Committee

The Audit Committee assists the Board in monitoring Welltower’s financial statements; the independent auditor, including its qualifications and independence; the performance of Welltower’s internal auditor and internal audit function; Welltower’s compliance with legal and regulatory requirements; the effectiveness of Welltower’s internal controls over financial reporting and disclosure controls and procedures; Welltower’s major financial risk exposures, risk assessment, and risk management policies; and Welltower’s information technology systems and information security matters. The Audit Committee met four times during the year ended December 31, 2020. The members of the Audit Committee are Mr. Hawkins, Ms. Reid, Mr. Rivera and Ms. Sullivan, with Ms. Sullivan serving as Chair.

The Audit Committee is comprised of directors who the Board has determined have the requisite financial literacy under the rules of the NYSE to serve on the Audit Committee. Additionally, the Board determined that no member of the Audit Committee has any material relationship with Welltower that might interfere with the exercise of the member’s independent judgment.

The Board, after reviewing all of the relevant facts and circumstances, determined that Mr. Hawkins, Ms. Reid, Mr. Rivera, and Ms. Sullivan are “audit committee financial experts” as defined under applicable SEC rules.

The Audit Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at www.welltower.com/auditcharter.

Compensation Committee

The Compensation Committee reviews and approves the compensation arrangements for Welltower’s executive officers; reviews and administers Welltower’s stock compensation plans and programs; and reviews and recommends to the Board changes in the Board’s compensation. The Compensation Committee also oversees Welltower’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention.

The Compensation Committee met six times during the year ended December 31, 2020. The members of the Compensation Committee are Dr. DeSalvo, Mr. Donahue, Ms. Oster, Mr. Rivera and Ms. Spisso, with Mr. Donahue serving as Chair. The Compensation Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at

www.welltower.com/investors/governance. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Executive Committee

The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving Welltower’s

4 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Corporate Governance

investments between meetings of the Board. The Executive Committee did not meet in 2020. The members of the Executive Committee are Mr. Bacon, Mr. Donahue, Mr. Mitra, Ms. Oster, Mr. Rivera, and Ms. Sullivan, with Mr. Bacon serving as Chair.

The Executive Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at www.welltower.com/executivecharter.

Investment Committee

The Investment Committee reviews Welltower’s investment guidelines and policies; reviews and approves certain developments, investments, and dispositions; reviews senior management’s development, investment and disposition plans; makes recommendations to the Board regarding investments requiring Board’s approval; reviews and periodically evaluates the performance of Welltower’s investments; and reviews and makes recommendations to the Board regarding appropriate approval levels of authority granted to the Investment Committee and to senior management. The Investment Committee did not meet during the year ended December 31, 2020. The entire Board served as the Investment Committee in 2020. Currently, the members of the Investment Committee are Mr. Bacon, Mr. Donahue, Mr. Hawkins and Mr. Rivera, with Mr. Rivera serving as Chair.

Nominating/Corporate Governance Committee

Responsibilities and Members. The Nominating/Corporate Governance Committee engages in succession planning for the Board and key leadership roles on the Board and its committees; identifies potential candidates to fill Board positions; makes recommendations to the Board concerning the size and composition of the Board and its committees; oversees and makes recommendations regarding corporate governance matters, including an annual review of Welltower’s Corporate Governance Guidelines; oversees the annual evaluation of the performance of the Board and its committees; reviews environmental sustainability issues and Welltower’s environmental sustainability practices; and oversees Welltower’s political contributions and policies and practices regarding political contributions. The Nominating/Corporate Governance Committee met seven times during the year ended December 31, 2020. The members of the Nominating/Corporate Governance Committee are Dr. DeSalvo, Ms. Oster, Ms. Reid, and Ms. Spisso, with Ms. Oster serving as Chair.

The Board has determined that no member of the Nominating/Corporate Governance Committee has any material relationship with Welltower that might interfere with the member’s exercise of his or her independent judgment.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board. The charter is available on Welltower’s website at www.welltower.com/investors/governance.

Consideration of Director Nominees. The Board generally looks for individuals who have displayed high ethical standards, integrity and sound business judgment. The Board also believes that a nominee for director should be or have been a senior manager, chief operating officer, chief financial officer, chief executive officer or other leader of a complex organization such as a corporation (including a principal business unit or division of a corporation), university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, directors and nominees for director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to Welltower’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. However, directors may not serve on the boards of more than three other public companies. Directors who are chief executive officers of public companies may not serve on the boards of more than one other public company, in addition to Welltower’s Board.

While the Board has not established term limits, unless otherwise determined by the Board, no person may be nominated for election as a director after his or her 75th birthday. The Board nominated Mr. Donahue for election to the Board for an additional year prior to his 75th birthday. Mr. Donahue will not be eligible for election in 2022.

Under the By-Laws, in order to serve as a director, an individual must beneficially own at least 100 shares of Welltower’s common stock, unless the Board determines otherwise by resolution.

In identifying and evaluating nominees for director, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board and the experience, skills, diversity and other qualities represented on the Board. Second, taking into consideration the characteristics mentioned above, the Nominating/Corporate Governance Committee determines if there are any

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	5

Corporate Governance

specific qualities or skills that would complement the existing strengths of the Board. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee considers diversity in terms of (1) professional experience, including experience in Welltower’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third party executive search firms retained at Welltower’s expense. If the Nominating/Corporate Governance Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Nominating/Corporate Governance Committee and each nominee during the screening and evaluation process.

The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Nominating/Corporate Governance Committee to be potential nominees, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Nominating/Corporate Governance Committee. If the candidate is approved by the Nominating/Corporate Governance Committee, the candidate will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Nominating/Corporate Governance Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Nominating/Corporate Governance Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for director.

Nomination Process for Board Election

The Board continually considers potential candidates in anticipation of retirements, resignations or the need for additional capabilities. The graphic below describes the ongoing process to identify highly qualified candidates for Board service.

The Nominating/Corporate Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Nominating/Corporate Governance Committee in care of the Executive Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee requires that shareholder recommendations for director nominees be submitted by December 17, 2021 and be accompanied by (1) the name,

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Corporate Governance

age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of Welltower’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the U.S. Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she consents to serve, if elected, and includes certain representations, and any questionnaires required to be completed by Welltower directors.

Also, the shareholder making the recommendation should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of Welltower’s stock that are owned beneficially or of record by the shareholder making the recommendation and by any other supporting shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

In addition to the right of shareholders to recommend director nominees to the Nominating/Corporate Governance Committee, the By-Laws permit eligible shareholders to make nominations at a meeting of shareholders of persons for election to the Board and to have their director nominees included in Welltower’s proxy materials if the shareholder or shareholders has complied with specified prior notice requirements.

The By-Laws require that any such notice relating to a director nominee, whether provided in accordance with the advance notice or the proxy access provisions of the By-Laws, include, in addition to certain other requirements set forth in the By-Laws, all of the information specified in the paragraph above for shareholder recommendations to the Nominating/Corporate Governance Committee for director nominees.

Welltower may require that the proposed nominee furnish other information as Welltower may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures. For additional information regarding the deadlines under the advance notice and proxy access provisions of the By-Laws for our 2022 Annual Meeting of Shareholders, see pages 58-59.

Leadership Team

The Leadership Team is responsible for developing and executing Welltower’s strategic plan and establishing and achieving the goals and objectives with respect to such plan. The Leadership Team is comprised of the Named Executive Officers and Senior Vice Presidents, a total of seventeen members of Welltower’s management. Of the seventeen members, seven are women and/or racially/ethnically diverse.

To view the biographies of the Welltower Leadership Team, please visit https://welltower.com/about-us/leadership-team/.

Risk Management

The Board and Leadership Team play a vital role in overseeing the management of Welltower’s risks. The Board regularly reviews Welltower’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability and regulatory risks. The Board and the Audit Committee review the management of financial risk and Welltower’s policies regarding risk assessment and risk management. The Audit Committee reviews and discusses with management the strategies, processes and controls pertaining to the management of Welltower’s information technology operations, including cyber risks and information security. Annually, the Audit Committee receives a cybersecurity update from management, including the status of projects to strengthen Welltower’s security systems and improve cyber readiness as well as on existing and emerging threat landscapes. The Audit Committee also oversees Welltower’s compliance program with respect to legal and regulatory requirements, including, Welltower’s Code of Business Conduct and Ethics and its policies and procedures for monitoring compliance.

The Board and the Compensation Committee review the management of risks relating to Welltower’s compensation plans and arrangements. The Board and the Nominating/Corporate Governance Committee review the management of risks relating to environmental sustainability and Welltower’s corporate governance policies. The Leadership Team is responsible for the identification, assessment and management of risks, and has established an Enterprise Risk Management Committee to assure that appropriate risk identification and mitigation procedures are incorporated into the daily activities and decision-making of Welltower. This Committee is led by the Executive Vice President - General Counsel & Corporate Secretary and includes four additional members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to review the likelihood of adverse effects, the potential impact of those risks, risk tolerances and mitigating measures.

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Corporate Governance

The Board meets at regular intervals with the Leadership Team and key members of management who are primarily responsible for risk management to review Welltower’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including results of risk mitigation testing performed by Internal Audit. Welltower provides annual cybersecurity training for all employees with network access. Welltower also maintains a security risk insurance policy.

Succession Planning

The Board and the Nominating/Corporate Governance Committee are actively engaged in succession planning. The Compensation Committee conducts an annual review of the CEO’s performance and oversees the performance evaluations of the Named Executive Officers. Annually, the Board discusses succession plans for the CEO and other members of senior management. Succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the CEO’s direct reports meets quarterly with the CEO to discuss development plans and opportunities. The Board also consults with the CEO regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the

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Corporate Governance

candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term and forms the basis on which Welltower makes ongoing leadership assignments.

Compensation Committee Interlocks and Insider Participation

Mr. Bacon, Dr. DeSalvo, Mr. Donahue, Ms. Oster, Mr. Rivera and Ms. Spisso were members of the Compensation Committee during 2020. None of the members of the Compensation Committee is or has been an executive officer or employee of Welltower, nor did any of them have any relationships requiring disclosure by Welltower under Item 404 of SEC Regulation S-K. None of Welltower’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Welltower or member of the Compensation Committee during 2020.

Communications with the Board

Shareholders and other parties interested in communicating with the Board or any specific directors, including the Chairman or the independent directors as a group, may do so by writing to: The Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

The Nominating/Corporate Governance Committee has approved a process for handling letters received by Welltower and addressed to members of the Board. Under that process, the Executive Vice President - General Counsel & Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Executive Vice President - General Counsel & Corporate Secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by Welltower that is addressed to members of the Board and request copies of such correspondence.

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Proposal 1—Election of Directors

Proposal 1 – Election of Directors

Welltower’s By-Laws provide that the Board shall have between three and fifteen members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at ten. There are eleven Board nominees recommended for election at the Annual Meeting. The number of directors will automatically be increased from ten to eleven if the eleven Board nominees are elected at the Annual Meeting.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than eleven directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director nominee.

Under Welltower’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected.

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Proposal 1—Election of Directors

Director Nominees

SHANKH MITRA Age: 40 Director Since: 2020 Chief Executive Officer & Chief Investment Officer Welltower Committees • Executive

Shankh Mitra has been Welltower’s Chief Executive Officer and member of the Board of Directors since October 2020 and Chief Investment Officer since August 2018. He served as Welltower’s Vice Chair – Chief Operating Officer and Chief Investment Officer from April 2020 to October 2020. From January 2018 to August 2018, he served as Senior Vice President – Investments. From January 2016 to January 2018, Mr. Mitra served as Welltower’s Senior Vice President – Finance & Investments. Prior to joining Welltower, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management from July 2013 to October 2015. He served as a Senior Analyst at Citadel Investment Group from April 2012 to June 2013 and Fidelity Investments from June 2009 to 2012.

Among other qualifications, Mr. Mitra has extensive knowledge of and experience in the real estate industry and capital markets. His day-to-day leadership as the Chief Executive Officer and Chief Investment Officer provides him with intimate knowledge of Welltower’s business and operations.

Other Current Public Company Directorships • Public Storage Education • BA – Engineering from Jadavpur University • MBA – Columbia Business School

KENNETH J. BACON Age: 66 Director Since: 2016 Chairman & Independent Director Welltower Committees • Executive (Chair) • Investment

Mr. Bacon has been Welltower’s Chairman of the Board since October 2020. Mr. Bacon is a co-founder of RailField Realty Partners (a financial advisory and asset management firm) and has served as RailField’s managing partner since his retirement from the Federal National Mortgage Association (“Fannie Mae”) in March 2012. Prior to forming RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as the Executive Vice President of the multifamily mortgage business from July 2005 to March 2012.

Mr. Bacon’s extensive experience in the financial services industry, real estate investment, government affairs and the housing industry make him a valuable asset to the Board.

Other Current Public Company Directorships

•  Ally Financial Inc. (Risk Committee Chair)

•  Arbor Realty Trust

•  Comcast Corporation (Governance and Directors Nominating Committee Chair)

Former Public Company Directorships Within the Last Five Years

•  Forest City Realty Trust, Inc.

Education

•  BA – Anthropology, Stanford University

•  MSc – International Relations, London School of Economics

•  MBA – Finance & Strategy, Harvard Business School

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Proposal 1—Election of Directors

JEFFREY H. DONAHUE Age: 75(1) Director Since: 1997 Independent Director Welltower Committees • Compensation (Chair) • Executive • Investment

Mr. Donahue has served as a member of Welltower’s Board since 1997 in various capacities. He served as Welltower’s independent Lead Director from May 2019 to October 2020 and Chairman of the Board from April 2014 to May 2019. Mr. Donahue previously served as the President and Chief Executive Officer of Enterprise Community Investment, Inc. (a provider of affordable housing) from 2003 to 2009 and served as the Executive Vice President and Chief Financial Officer of The Rouse Company (a real estate development and operations company) from 1998 to 2002.

Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and as Executive Vice President and Chief Financial Officer of The Rouse Company.

Other Current Public Company Directorships

•  Xenia Hotels & Resorts, Inc. (Lead Director)

Former Directorships Within the Last Five Years

•  NewTower Trust Company

•  National Development, Inc.

Education

•  BA – International Economics, Cornell University

•  MBA – Finance, Wharton School of the University of Pennsylvania

KAREN B. DESALVO Age: 55 Director Since: 2018 Independent Director Welltower Committees • Compensation • Nominating/Corporate Governance

Dr. DeSalvo is a physician executive who has been the Chief Health Officer of Google Health since December 2019. She is an adjunct professor of medicine at the University of Texas at Austin Dell Medical School and a member of the National Academy of Medicine Council. From 2014 to 2017, she served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services and as National Coordinator for Health Information Technology. From 2011 to 2014, she served as the Health Commissioner for the City of New Orleans. Prior to that she was Vice Dean at the Tulane University School of Medicine and ran their community health programs.

Dr. DeSalvo’s experience in medical and public health leadership, health care technology, health care delivery and health care innovation make her an important addition to the Board.

Education

•  BA – Biology and Political Science, Suffolk University

•  MD – Tulane University School of Medicine

•  MPH – Tulane University School of Public Health

•  MSc – Harvard T.H. Chan School of Public Health

PHILIP L. HAWKINS Age: 65 Director Since: 2020 Independent Director Welltower Committees • Audit • Investment

Philip L. Hawkins has been the Executive Chairman of Link Logistics Real Estate (Blackstone’s U.S. logistics real estate portfolio company) since January 2020 and a member of the Board of Trustees of Corporate Office Properties Trust (a real estate investment trust that invests in office buildings) since 2014. He served as a member of the Board of Directors of Prologis, Inc. from August 2018 to January 2020. From October 2006 to August 2018, he served as Chief Executive Officer, President and a member of the Board of Directors of DCT Industrial Trust Inc. (an industrial REIT that owned, acquired, operated and developed logistics related properties) until it merged into Prologis. From 2002 to 2006, Mr. Hawkins was President and Chief Operating Officer and a member of the Board of Directors of CarrAmerica Realty Corporation. Also, at CarrAmerica, he served as Chief Operating Officer from 1998 to 2002 and Managing Director of Asset Management from 1996 to 1998. From 1982 to 1996, Mr. Hawkins held a series of senior executive positions in real estate investment, development, leasing and management with LaSalle Partners, Ltd. and served on LaSalle’s Board of Directors.

Mr. Hawkins’ extensive experience in real estate investment, development and operations in both public and private markets make him an important addition to the Board.

Other Current Public Company Directorships:

•  Corporate Office Properties Trust (Investment Committee Chair)

Former Public Company Directorships Within the Last Five Years:

•  Prologis, Inc.

•  DCT Industrial Trust Inc.

Education

•  BA – Hamilton College

•  MBA – University of Chicago

(1)	Mr. Donahue was nominated for election before his 75th birthday and is therefore eligible for election in 2021. He will not be eligible for election in 2022.

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Proposal 1—Election of Directors

DENNIS G. LOPEZ Age: 66 Independent Director Nominee

Dennis G. Lopez has been the Chief Executive Officer of QuadReal Property Group Ltd. (a global real estate investment, operating and development company) since June 2017. He was the Chief Investment Officer of AXA Real Estate Investment Managers (a global real estate investment manager) from 2009 to 2017 and the Chief Executive Officer of SUN Real Estate Group (a private equity firm with real estate activities in India and Russia) from 2007 to 2009. Mr. Lopez has had a career of over 30 years in investment banking and real estate investment management, including serving as Global Head of Real Estate at Cambridge Place Investment Management (a London-based hedge fund) from 2005 to 2007 and a Managing Director/Head of European Real Estate at JP Morgan in London from 1998 to 2005. Mr. Lopez served as a director of American Campus Communities, Inc. (a real estate investment trust that owns, manages and develops high quality student housing properties) from 2014 to 2017 and Desarrolladora Homex, S.A. de C.V. (a Mexican-based home builder) from 2010 to 2013.

Mr. Lopez’s extensive experience in financial investment and services, real estate investment, and international business and investment make him a valuable asset to the Board.

Welltower Commitees

•  The Board will determine Committee membership upon election.

Former Public Company Directorships Within the Last Five Years:

•  American Campus Communities, Inc.

Education

•  B.A. – California State University, Long Beach, California

•  M.B.A. – Finance and Accounting, University of California, Los Angeles, California

ADE J. PATTON Age: 42 Independent Director Nominee

Ade J. Patton has been Executive Vice President and Chief Financial Officer of HBO/HBO Max/Global DTC at WarnerMedia, LLC (a media and entertainment company) since August 2020 and was previously the Chief Financial Officer of Turner Sports and Head of Planning and Development WM News & Sports from April 2019 to August 2020. Prior to that role, Ade served as Senior Vice President – Corporate Finance, M&A and GTO of Turner Broadcasting System, Inc. (a media and entertainment company) from February 2017 to April 2019, Senior Portfolio Manager at Millennium Management LLC (an investment management firm) from January 2015 to February 2017, Senior Research Analyst at Citadel LLC (a multinational hedge fund and financial services company) from June 2009 to March 2014, and Research Analyst at Magnetar Capital LLC (a hedge fund) from June 2007 to June 2009.

Mr. Patton’s extensive experience in financial and investment management and operations make him a valuable asset to the Board.

Welltower Committes • The Board will determine Committee membership upon election. Education • B.A. – Government, University of Virginia • M.B.A. – Harvard Business School • J.D. – Harvard Law School

DIANA W. REID Age: 65 Director Since: 2020 Independent Director Welltower Committees • Audit • Nominating/Corporate Governance

Diana W. Reid served as Executive Vice President of The PNC Financial Services Group, Inc. (a bank holding company) and an executive of its commercial real estate business from 2007 to 2019. Ms. Reid was Founding Partner of Beekman Advisors from 2003 to 2007, providing owners of privately-held real estate finance companies with strategic advice and sell-side representation. She held various roles in bond trading, capital markets, and financial institutions advisory from 1983 to 2002 at the global investment bank now known as Credit Suisse.

Ms. Reid’s extensive experience in real estate banking and capital markets make her an important addition to the Board.

Education • BS – California State University, Chico • MBA – University of Virginia Darden School of Business

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Proposal 1—Election of Directors

SERGIO D. RIVERA Age: 58 Director Since: 2014 Independent Director Welltower Committees • Audit • Compensation • Executive • Investment (Chair)

Mr. Rivera served as the Chief Executive Officer of SeaWorld Entertainment, Inc. (a leading theme park and entertainment company) from November 2019 to April 2020. He served as the President of the Ocean Reef Club (a leading private residential club) from February 2019 to May 2019. Mr. Rivera also served as the Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (hospitality and leisure services company) from 2016 to September 2018. He is the former President of The Americas for Starwood Hotels & Resorts Worldwide, Inc. (a hotel and leisure company), a position he held from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a position he held from 2007 to 2016. Since 1998, Mr. Rivera served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc.

Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

Former Public Company Directorships Within the Last Five Years

•  ILG, Inc.

Education

•  BA – Finance and International Business, Florida International University

•  MBA – Florida International University

JOHNESE M. SPISSO Age: 60 Director Since: 2018 Independent Director Welltower Committees • Compensation • Nominating/Corporate Governance

Ms. Spisso has been the President of UCLA Health (an academic medical center), Chief Executive Officer of UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Before assuming her positions at UCLA, she worked for 22 years at the University of Washington School of Medicine and served as Chief Health System Officer and Vice President, Medical Affairs of the University of Washington School of Medicine from 2007 to 2016.

Ms. Spisso brings to the Board over 30 years of experience in large academic health system management and has demonstrated tremendous strategic and operational leadership during that time.

Selected Directorships • Douglas Emmett, Inc. Education • BS – Health Science, Chapman College • MPA – University of San Francisco

KATHRYN M. SULLIVAN Age: 65 Director Since: 2019 Independent Director Welltower Committees • Audit (Chair) • Executive

Ms. Sullivan served as the Chief Executive Officer of UnitedHealthcare Employer and Individual, Local Markets (a diversified health care company), which is an operating division of UnitedHealth Group, from March 2015 to 2018. From 2008 to 2015, she served as the Chief Executive Officer of UnitedHealthcare, Central Region.

Ms. Sullivan’s experience in the health care industry, especially with respect to health plan payors, is extremely valuable to the Board.

Other Current Public Company Directorships • Hanger, Inc. Education • BA – Accounting, University of Louisiana at Monroe • MBA – Louisiana State University

Sharon M. Oster, age 72. Ms. Oster has served as a director of Welltower since 1994 and is a member of the Board’s Compensation and Executive Committees and Chair of the Nominating/Corporate Governance Committee. Ms. Oster is not standing for election at the Annual Meeting. At such time, she will no longer be a member of the Board or any of its committees. Ms. Oster’s decision not to stand for election is not the result of any disagreement with Welltower on any matter related to Welltower’s operations, policies, or practices.

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Director Compensation

Director Compensation

The table below summarizes the compensation paid in 2020 to Welltower’s non-employee directors.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards(10) ($)	Total ($)

Kenneth J. Bacon	192,631	(2)	160,026	352,657

Karen B. DeSalvo	114,000	(3)	160,026	274,026

Jeffrey H. Donahue	187,832	(4)	160,026	347,858

Philip L. Hawkins	22,201		37,277	59,478	(11)

Sharon M. Oster	137,500	(5)	160,026	297,526

Diana W. Reid	46,321	(6)	71,002	117,323	(12)

Sergio D. Rivera	141,712	(7)	160,026	301,738

Johnese M. Spisso	113,500	(8)	160,026	273,526

Kathryn M. Sullivan	115,122	(9)	160,026	275,148

R. Scott Trumbull(1)	31,580		160,026	191,606

(1)	Mr. Trumbull retired from the Board on April 30, 2020.

(2)

Includes $59,783 additional fee for serving as Chairman of the Board beginning October 2020, $16,848 additional fee for serving as Chair of the Compensation Committee from January 2020 to November 2020 and $7,500 additional fee for serving on the Executive Committee. Also includes $13,500 for attending more than four Board meetings.

(3)

Includes $15,000 for attending more than four Board meetings, $1,000 for attending more than four Compensation Committee meetings and $3,000 for attending more than four Nominating/Corporate Governance Committee meetings.

(4)

Includes $63,179 additional fee for serving as Independent Lead Director from January 2020 to October 2020, $3,152 additional fee for serving as Chair of the Compensation Committee beginning in November 2020 and $7,500 additional fee for serving on the Executive Committee. Also, includes $15,000 for attending more than four Board meetings and $2,000 for attending more than four Compensation Committee meetings.

(5)

Includes $15,000 additional fee for serving as Chair of the Nominating/Corporate Governance Committee and $7,500 additional fee for serving on the Executive Committee. Also includes $15,000 for attending more than four Board meetings, $2,000 for attending more than four Compensation Committee meetings and $3,000 for attending more than four Nominating/Corporate Governance Committee meetings.

(6)	Includes $4,500 for attending more than four Board meetings.

(7)

Includes $21,060 additional fee for serving as Chair of the Audit Committee from January 2020 to November 2020, $3,152 additional fee for serving as Chair of the Investment Committee beginning in November 2020 and $7,500 additional fee for serving on the Executive Committee. Also includes $15,000 for attending more than four Board meetings.

(8)

Includes $13,500 for attending more than four Board meetings, $2,000 for attending more than four Compensation Committee meetings and $3,000 for attending more than four Nominating/Corporate Governance Committee meetings.

(9)

Includes $3,940 additional fee for serving as Chair of the Audit Committee beginning in November 2020 and $1,182 additional fee for serving on the Executive Committee. Also includes $15,000 for attending more than four Board meetings.

(10)

Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock units granted to the non-employee directors in 2020 and are based on the closing price of $84.67 for grants on February 6, 2020, the date of grants for all listed directors other than Mr. Hawkins and Ms. Reid, and on the closing price of $56.31 for grants on October 9, 2020, the date of grant for Mr. Hawkins’ prorated award, and on the closing price of $51.94 for grants on July 23, 2020, the date of grant for Ms. Reid’s prorated award. As of December 31, 2020, (a) each non-employee director (other than Mr. Hawkins, Ms. Reid and Mr. Trumbull) held an aggregate of 1,890 deferred stock units that had not yet been converted into shares of common stock, (b) Mr. Hawkins held an aggregate of 662 deferred stock units that had not yet been converted into shares of common stock, (c) Ms. Reid held an aggregate of 1,367 deferred stock units that had not yet been converted into shares of common stock, and (d) Mr. Trumbull held no deferred stock units that had not yet been converted into shares of common stock.

(11)	Mr. Hawkins was appointed to the Board on October 7, 2020 and he received a prorata portion of his compensation in 2020 based on the time he served as a director.

(12)	Ms. Reid was appointed to the Board on July 23, 2020 and she received a prorata portion of her compensation in 2020 based on the time she served as a director.

The form and amount of non-employee director compensation is determined by the Board upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation so as to ensure Welltower’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate

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Director Compensation

governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a semi-annual basis, most recently in February 2021, with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors. Any changes to the non-employee director compensation program are then recommended to the full Board for approval. No changes were recommended to the Board.

The compensation program for non-employee directors for the 2020 calendar year, which compensation program was unchanged from the 2019 program (except for an increase in the fee paid to the Chairman), consisted of:

Cash Compensation

•	$95,000 annual cash retainer
•	Additional Chairman of the Board fee of $250,000 per year
•

Additional Committee Chair fees of $25,000 per year for the Chair of the Audit Committee, $20,000 per year for the Chair of the Compensation Committee, $20,000 per year for the Chair of the Investment Committee and $15,000 per year for the Chair of the Nominating/Corporate Governance Committee

•	Additional Executive Committee fee of $7,500 per year for each non-employee member of such committee
•	If the Board holds more than four meetings in a year, each director will receive $1,500 for each meeting attended in excess of four meetings
•

If any of the Audit, Compensation, Investment, Executive or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

Equity Compensation

In 2020, the non-employee directors each received grants of deferred stock units with a value of approximately $160,000 pursuant to the 2016 Long-Term Incentive Plan (or prorated awards for directors who served only a portion of the year). Generally subject to continued service, the deferred stock units granted in 2020 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of the deferred stock units also received dividend equivalent rights entitling them to cash payment from Welltower in an amount equal to any dividends paid on Welltower’s common stock as and when such amounts are paid.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Each non-employee director is required, within five years of joining the Board, to own shares of Welltower common stock with a fair market value of at least five times the annual cash retainer. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements.

Ownership Guidelines for non-employee Directors and Named Executive Officers. The current stock ownership guidelines for the Chief Executive Office, the non-employee Directors and the Named Executive Officers are as follows:

Multiple of base salary	Multiple of annual cash retainer	Multiple of base salary
Chief Executive Officer	Non-Employee Directors	All Other Named Executive Officers

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Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Audit Fees

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of Welltower’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with Welltower’s business, personnel, culture, accounting systems or risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance Welltower’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding: (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and Welltower (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, and takes into account the opinions of management and the internal auditors.

The Audit Committee has selected Ernst & Young LLP (“EY”) to serve as Welltower’s independent registered public accounting firm for the year ending December 31, 2021. EY has served as Welltower’s independent registered public accounting firm since Welltower’s inception in 1970. The Audit Committee periodically considers whether, in order to assure continuing auditor independence, it should adopt a policy requiring the regular rotation of the independent registered public accounting firm. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and is directly involved in the selection of EY’s lead audit partner. Welltower’s current lead audit partner was appointed beginning with the 2018 audit. The Audit Committee and the Board believe that the continued retention of EY as Welltower’s independent registered public accounting firm is in the best interests of Welltower and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person online during the virtual Annual Meeting or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2022 because of the difficulty and expense of making a substitution. Representatives of the firm of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by EY in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,

	2020	2019

Audit Fees	$3,243,720	$3,933,514

Audit-Related Fees	232,656	197,725

Tax Fees:

Tax Compliance	2,136,229	1,015,600

Tax Planning and Tax Advice	767,221	779,769

All Other Fees	—	—

Totals	$6,379,826	$5,926,608

Audit fees include fees associated with the annual audit, the review of Welltower’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the SEC.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	17

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards not billed as audit services.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares present or by proxy and voting at the Annual Meeting will be required for approval of this proposal.

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Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

Pre-Approval Policies and Procedures

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for Welltower by EY and is responsible for the audit fee negotiations associated with the engagement of EY. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Audit Committee reviews the written descriptions of these services provided by EY and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to Welltower by EY during the year ended December 31, 2020 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

The Audit Committee oversees Welltower’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management, the internal auditors and the independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including Welltower’s (i) 2020 integrated audit plan; (ii) updates on completion of the audit plan; (iii) compliance with the internal controls required under Section 404 of SOX; (iv) critical accounting policies; (v) assessment of the impact of new accounting guidance; (vi) non-GAAP policies and procedures; (vii) disclosure committee charter; (viii) critical audit matters; and (ix) cybersecurity.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Welltower’s accounting principles and such other matters as are required to be communicated to the Audit Committee under U.S. applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and Welltower and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee discussed with Welltower’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of Welltower’s internal controls, and the overall quality of Welltower’s financial reporting. The Audit Committee held four meetings during the year ended December 31, 2020.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Welltower’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2021. Mr. Hawkins, Ms. Reid, Mr. Rivera and Ms. Sullivan were each members of the Audit Committee in 2020 and participated in the reviews and discussions described above. Ms. Reid joined the Audit Commuttee in July 2021 and Mr. Hawkins joined the Audit Committee in October 2021.

Submitted by the Audit Committee

Kathryn M. Sullivan (Chair)

Philip L. Hawkins

Diana W. Reid

Sergio D. Rivera

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	19

Proposal 3—Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers

In accordance with the requirements of Section 14A of the U.S. Securities Exchange Act, Welltower’s shareholders have the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Welltower’s compensation programs are designed to link pay to performance and to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and increased shareholder returns. This compensation philosophy is central to Welltower’s ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Executive Compensation-Executive Summary” in this Proxy Statement for an overview of the compensation of the Named Executive Officers and Welltower’s key financial and strategic achievements in 2020 that drove compensation decisions. We also encourage shareholders to read the “Executive Compensation-Compensation Discussion and Analysis” in this Proxy Statement, which describes the details of Welltower’s compensation programs and the decisions made by the Compensation Committee with respect to 2020 compensation.

Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to Welltower’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation-Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Welltower, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Welltower’s shareholders, and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, Welltower will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At Welltower’s 2017 Annual Meeting of Shareholders, its shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve Welltower’s named executive officer compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on Welltower’s named executive officer compensation. Unless the Board modifies this policy, its next advisory vote on Welltower’s named executive officer compensation following this vote will be held at its 2022 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS OF WELLTOWER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares present or by proxy and voting at the Annual Meeting will be required for approval of this proposal.

20 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Executive Compensation—CD&A

Executive Compensation

Compensation Discussion and Analysis

To assist shareholders in finding important information, this CD&A is organized as follows:

The Compensation Committee is responsible for Welltower’s executive compensation program and implementing its underlying philosophy and policies. An overview and analysis of Welltower’s executive compensation program, philosophy and policies is set forth on pages 22-32.

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Executive Officers

Executive Officers

SHANKH MITRA Chief Executive Officer & Chief Investment Officer Age: 40	Mr. Mitra has served as Welltower’s Chief Executive Officer since October 2020 and Welltower’s Chief Investment Officer since August 2018. Mr. Mitra’s biographical information is set forth under “Director Nominees” on page 11.

MATTHEW G. MCQUEEN Executive Vice President - General Counsel & Corporate Secretary Age: 48	Mr. McQueen has served as Welltower’s Executive Vice President—General Counsel & Corporate Secretary since November 2020. Mr. McQueen served as Welltower’s Senior Vice President—General Counsel & Corporate Secretary from July 2016 to November 2020. Mr. McQueen served as Welltower’s Senior Vice President—Legal from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP.

TIMOTHY. G. MCHUGH Executive Vice President - Chief Financial Officer Age: 36	Mr. McHugh has served as Welltower’s Executive Vice President—Chief Financial Officer since April 2020. Mr. McHugh served as Welltower’s Senior Vice President—Chief Financial Officer & Treasurer from September 2019 to April 2020. Mr. McHugh served as Welltower’s Senior Vice President—Corporate Finance from August 2018 to August 2019 and as Welltower’s Vice President—Finance and Investment from January 2016 to August 2018. He also served in the additional role of Welltower’s Treasurer from March 2017 to August 2018. From November 2010 to December 2015, Mr. McHugh served as Senior Analyst—Real Estate Securities at RREEF Management, currently known as DWS Investments.

AYESHA MENON Senior Vice President - Strategic Investments Age: 40	Ms. Menon has served as Welltower’s Senior Vice President—Strategic Investments since May 2019. From April 2018 to April 2019, Ms. Menon served as Director of Real Estate Investment at Sidewalk Labs, an Alphabet Inc. company (NASDAQ: GOOG). Ms. Menon served as a real estate investor at Wheelock Street Capital from 2008 to 2018.

JOSHUA T. FIEWEGER(1) Senior Vice President - Chief Accounting Officer Age: 41	Mr. Fieweger has served as Welltower’s Senior Vice President & Chief Accounting Officer since November 2020. Mr. Fieweger served as Senior Vice President & Controller from January 2019 to November 2020, as VP, Controller from March 2018 to December 2018, as VP, Accounting, Seniors Housing from January 2015 to March 2018, and as Director, Accounting from August 2011 to December 2015. Prior to joining the Company in 2011, Mr. Fieweger was a Senior Manager in the audit and assurance practice at Ernst & Young LLP.

(1)	Mr. Fieweger was elected as an executive officer effective February 25, 2021.

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Executive Compensation—CD&A

Executive Summary

NAMED EXECUTIVE OFFICERS

Each of the executive officers listed on page 22 (other than Mr. Fieweger) and Thomas J. DeRosa, former Chairman of the Board and Chief Executive Officer, are “Named Executive Officers” or “NEOs” for purposes of this CD&A.

COMPENSATION PRINCIPLES

Welltower’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly-skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee continually reviews and refines Welltower’s compensation practices so that the compensation program is in line with the market, is responsive to concerns of shareholders, and takes into account best compensation practices. To that end, Welltower’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance both on an annual and multi-year basis.
•	Align management and shareholder interests by establishing rigorous goals that balance and measure value creation over both the short and long-term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy underlying Welltower’s executive compensation program is to provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for Welltower to deliver sustained high performance to shareholders. The short and long-term metrics built into the compensation program are specifically designed to align management and shareholder interests directly. Outlined below are the principles underlying Welltower’s executive compensation program.

•	Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
¡	Payouts vary based upon the degree to which performance measures are achieved.
¡	Multiple performance measures are used to ensure a focus on overall Welltower performance.
¡	Variable reward payouts are designed to provide competitive compensation for achieving expected performance and enhanced compensation for performance that exceeds expectations.

•	Attract and retain top management talent
¡	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
¡	The Compensation Committee considers the median compensation level of similarly-situated executives when setting target compensation levels, with above median payouts for superior performance.
¡	Individual performance is a key element in the annual cash bonus program, which is designed to motivate executives to perform at the highest levels.

•	Link compensation realized to the achievement of Welltower’s short and long-term financial and strategic goals
¡	A majority of each Named Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.
¡	Performance measures are selected based on careful assessment of measures that will encourage profitable growth and increase shareholder value.
¡	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect Welltower’s short and long-term business plans.

•	Align management and shareholder interests by engaging in long-term shareholder value creation
¡

Long-term incentives are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of Welltower’s shareholders.

¡	The current incentive programs include an annual cash bonus component and a three-year forward-looking component emphasizing both short and long-term shareholder value creation.
¡

Stock ownership guidelines require that Board members and executives maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

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Executive Compensation—CD&A

POLICIES AND PROCEDURES

The Compensation Committee is responsible for determining the nature and amount of compensation for Welltower’s Chief Executive Officer and for reviewing and approving the compensation for Welltower’s other executive officers.

Welltower’s compensation policies and programs are designed to implement the philosophy described above. The Compensation Committee has employed a number of measures in an effort to drive performance and align executive and shareholder interests.

What Welltower Does	What Welltower Doesn’t Do

   Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to shareholders. Welltower’s performance awards are earned by achieving certain performance hurdles.

   Balances short and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.

   Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped. No guaranteed minimum amounts or awards are provided.

   Maintains stock ownership guidelines. The CEO and other executive officers must own shares with a fair market value of six times base salary and three times base salary, respectively. The non-employee directors must own shares with a fair market value of five times the annual cash retainer.

   Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the real estate investment trust (“REIT”) industry.

   Maintains a clawback policy. The clawback policy allows Welltower to require repayment of incentive compensation paid or awarded to officers based on financial results that were subsequently part of a financial restatement due to material non-compliance with financial reporting requirements if the misconduct of such officers contributed to such non-compliance or in the event that an officer materially violates a Welltower policy or takes any action or omission that results in material financial or reputational harm to Welltower.

   Conducts a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on Welltower.

   Guarantee salary increases, bonuses or equity grants. Welltower does not guarantee annual salary increases or bonuses to anyone. It currently has no guaranteed commitments to grant any bonuses or equity-based awards.

   Provide excise tax gross-up payments. Welltower does not have any employment agreements that include excise tax gross-up payments and does not intend to enter into agreements that provide for such payments in the future.

   Reprice options. Since its initial public offering in 1978, Welltower has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options without shareholder approval is not permitted under the 2016 Long-Term Incentive Plan.

   Pledging or hedging. Welltower’s directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities and from holding Welltower’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

   Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the underlying shares are earned.

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Executive Compensation—CD&A

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged FPL Associates (“FPL”) as its independent compensation consultant to advise the Committee on compensation program design, the components of Welltower’s executive compensation programs and the amounts Welltower should pay its executive officers.

FPL performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, review materials to be presented at meetings and obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2020, FPL performed the following specific services:

•	Consulted on COVID-19 compensation impact in the industry;
•	Re-evaluated the peer group;
•	Conducted a comprehensive review of executive compensation;
•	Performed a risk assessment of Welltower’s compensation programs;
•	Conducted an analysis of director compensation; and
•	Kept the Compensation Committee apprised throughout the year on key legislative developments impacting compensation and emerging best practices.

As part of the process of assessing the effectiveness of Welltower’s compensation programs and assisting with implementation, the consultant also interacts with members of management. The consultant’s primary contact with management is the Senior Vice President - Head of Human Capital. The independence of FPL was assessed by the Compensation Committee, most recently in early 2021, and no conflicts of interest were found.

INPUT OF EXECUTIVE OFFICERS ON COMPENSATION

The Compensation Committee receives input from certain officers on a variety of issues related to compensation.

•

Welltower’s Chief Executive Officer considers the performance of each other NEO and makes recommendations to the Compensation Committee regarding each other NEO’s individual performance score associated with the annual cash bonus program, and future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation levels and opportunities for the coming year.

•

Each year, management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for Welltower. The Compensation Committee has designed the compensation programs to encompass key financial and strategic objectives included in the annual plan.

•	Welltower’s Executive Vice President - Chief Financial Officer assists the Compensation Committee in assessing the financial impact of compensation decisions.
•

Welltower’s Executive Vice President - General Counsel & Corporate Secretary and Senior Vice President - Head of Human Capital assist the Compensation Committee in administering the compensation programs, including Welltower’s 2016 Long-Term Incentive Plan as well as the three-year rolling long-term incentive programs, and ensuring that all relevant documentation and disclosures are completed.

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Executive Compensation—CD&A

SHAREHOLDER OUTREACH INITIATIVES

At the 2020 Annual Meeting, approximately 94% of shareholder votes were cast in favor of approval of the compensation paid to the NEOs (commonly referred to as the “Say-on-Pay” proposal). This represents a similar voting result to the 2019 Say-on-Pay proposal (approximately 97% in favor). The Compensation Committee and management were pleased with these results and continue to engage with shareholders as part of their continuing efforts to refine and enhance the executive compensation program.

Welltower believes that frequent shareholder engagement is important to understanding varying perspectives on key issues and to ensure best practices. In 2020, members of senior management conducted over 400 meetings with shareholders, investors and analysts to discuss a number of topics, including, but not limited to, financial results, Welltower strategy, objectives and performance, sustainability initiatives, compensation metrics, corporate governance initiatives and industry trends. As part of Welltower’s shareholder outreach, we engaged with several of our top shareholders relating to our business, executive compensation program, diversity and inclusion, and environmental, social and governance issues. In addition to frequent investor engagement, Welltower’s outreach efforts during 2020 also consisted of ten business update presentations from April - December. Management viewed these updates as critical in keeping shareholders apprised of the impact of the COVID-19 pandemic on our business.

The Compensation Committee considered the opinions provided during shareholder and investor meetings during the past few years and feedback it received from proxy advisory firms in its assessment of the 2020 compensation program. Investors have been pleased with Welltower’s continuing efforts to enhance the connection between pay and performance and the Compensation Committee did not make any specific changes to Welltower’s 2020 executive compensation program as a result of the 2020 Say-on-Pay vote or these outreach efforts.

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Executive Compensation—CD&A

COMPENSATION PEER GROUP

As part of its annual review, the Compensation Committee conducts a comprehensive evaluation of the executive compensation programs relative to a relevant peer group of comparable REITs. The competitive review is one of the compensation elements the Compensation Committee takes into account in making compensation decisions. Along with Welltower’s performance, the Compensation Committee also considers the experience, tenure and past performance of each of the executive officers.

Across the equity-based public REIT industry, Welltower was the ninth largest REIT measured by enterprise value and the seventh largest REIT measured by market capitalization as of December 31, 2020. Welltower is included in the S&P 500 Index. As illustrated below, the peer group was selected because its members are similar in size to Welltower, share a similar business model, geographic footprint, regulatory environment and/or competitive dynamics. The peer group represents the industries with which Welltower currently competes for executive talent, and also includes its principal business competitors. The Compensation Committee periodically considers the composition of the peer group and revised the peer group in late 2019 by adding Digital Realty Trust, Inc., due to the removal of General Growth Properties Inc. in late 2018.

Market Capitalization vs. Peer Group
Peer	Industry	Market Capitalization (billion)

American Tower Corp.	Specialty	$99.7

Prologis, Inc.	Industrial	$75.8

Equinix	Specialty	$63.6

Public Storage	Self-Storage	$40.4

Digital Realty Trust	Specialty	$40.2

Simon Property Group, Inc.	Regional Mall	$31.9

Welltower Inc.	Health Care	$27.0

Equity Residential	Multi-Family	$22.9

AvalonBay Communities, Inc.	Multi-Family	$22.4

Ventas, Inc.	Health Care	$18.5

Healthpeak Properties, Inc.	Health Care	$16.5

Boston Properties Inc.	Office	$16.4

Vornado Realty Trust	Diversified	$7.6

Source:	S&P Global, data as of December 31, 2020.

Source:	S&P Global, data as of December 31, 2020.

The Compensation Committee believes that market data plays an important role in the design and implementation of optimal compensation programs. The Compensation Committee considers multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The benchmarking data provides an important reference point when evaluating whether pay levels are appropriate; however, it is a single point of reference and one of several factors utilized when ultimately making pay decisions. Although the Compensation Committee does not precisely benchmark to a specific market percentile, the market median is typically an initial focus and point of reference.

In establishing 2020 executive compensation, our Compensation Committee considered the changes to the responsibilities of our executive officers, which resulted in an adjustment to Mr. Mitra’s target compensation opportunity in light of his promotion to CEO, as well as increases in the target compensation opportunities of our other NEOs. The Compensation Committee considered that as a newly-promoted CEO, Mr. Mitra’s compensation would be targeted at a relative pay level that generally aligned with the lower quartile of our peers. In doing so, the Compensation Committee expects to make future adjustments to his pay commensurate with his performance and as his tenure increases going forward.

The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to ensure Welltower’s compensation programs are competitive and consistent with its compensation philosophy.

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Executive Compensation—CD&A

COMPENSATION ELEMENTS AND RESULTS

The Compensation Committee has adopted a compensation program that meets Welltower’s goals of aligning executive and shareholder interests and incentivizing Welltower’s executives. The allocation of the elements of the compensation program—base salary, annual cash incentives and long-term equity incentives—helps Welltower to retain, motivate and reward the NEOs and other executives and, at the same time, emphasizes performance-based compensation. The charts below illustrate the current NEOs’ base salary, annual cash incentives (at target) and long-term equity incentives (at target) as a percent of total target compensation for 2020. A total of 71.5% of Welltower’s CEO’s compensation is performance-based and, on average, 61.1% of the total target compensation of Welltower’s other NEOs is performance-based.

The Compensation Committee has continued to evaluate the compensation of Mr. Mitra with his promotion to CEO. The goal is to maintain his compensation at a competitive level with his peers with substantially similar roles and responsibilities. This goal is being accomplished while remaining committed to “best practices” which include:

•	No guaranteed salary or bonus payments
•	No excise tax gross-ups

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Executive Compensation—CD&A

Response to COVID-19

Given unforeseen circumstances with the COVID-19 pandemic, the Compensation Committee revised the short-term incentive measures in July 2020. In doing so, the Compensation Committee selected metrics that it considered important to the market and its shareholders in responding to the COVID-19 pandemic, and did not ignore the fact that the Company’s performance had been adversely impacted. Two metrics, Normalized FFO per share and Cash NOI of 2019 Operating Acquisitions vs. Underwriting Projections, were removed as they were no longer relevant for 2020 in light of the effects of the COVID-19 pandemic. Adjusted Fixed Charge Coverage and G&A Expense Controls remained as measures; however, the goals were adjusted. A new metric, Liquidity, was added, which was suggested by the Compensation Committee Chairman and was viewed as a key focus for the Company during the pandemic. The Liquidity target was set at $4.8 billion and could not go above target. At the same time, with revisions to the metrics and goals, there was also a downward revision to the pay outcomes. The new targets for the Named Executive Officers shifted to 75% of the initial targets.

Base Salary

Base salaries are established at levels that will attract and retain talented executives. To that end, base salaries are generally targeted to approximate the market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development. Due to changes in the executive team and promotions, two of our NEOs received salary increases that are larger than customary. Base salaries for the NEOs were as follows:

Executive	2019 Annual Salary ($)	2020 Annual Salary ($)	% Increase

Shankh Mitra(1)	700,000	900,000	28.6%

Timothy G. McHugh(2)	400,000	600,000	50.0%

Matthew G. McQueen	463,500	480,000	3.6%

Ayesha Menon	425,000	425,000	0%

Thomas J. DeRosa(3)	1,100,000	1,250,000	13.6%

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Executive Compensation—CD&A

(1)

On January 1, 2020, Mr. Mitra’s base salary was increased from $700,000 to $725,000 in recognition of his individual performance. On October 5, 2020, Mr. Mitra was appointed to serve as Chief Executive Officer & Chief Investment Officer. In connection with this promotion, Mr. Mitra’s salary was increased from $725,000 to $900,000. While it represents a meaningful increase, Mr. Mitra’s base salary as CEO was established below the peer group’s market median and below that of the Company’s prior CEO. Mr. Mitra received a blended base salary in the amount of $767,516 in 2020.

(2)

On January 1, 2020, Mr. McHugh’s base salary was increased from $400,000 to $600,000 in recognition of his promotion to Senior Vice President—Chief Financial Officer, which occurred on September 4, 2019. Mr. McHugh’s base salary now aligns with the peer group’s market median where previously it was at the peer group’s minimum.

(3)	On October 5, 2020, Mr. DeRosa’s service ended as Welltower’s Chairman of the Board and Chief Executive Officer. Mr. DeRosa received $951,973 in base salary in 2020.

Annual Incentives

Annual incentives reward the executives for achieving certain performance objectives tied to Welltower’s annual business plan, as well as achieving individual performance objectives. Under this program, a range of earnings opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high) on different performance metrics or categories.

The Company began 2020 with the same five metrics as were used in 2019: Normalized FFO per share (20% weighting for each of Mr. Mitra, Mr. McHugh, and Mr. DeRosa and 15% weighting for each of Mr. McQueen and Ms. Menon), Cash NOI of 2019 Operating Acquisitions vs. Underwriting Projections (15% weighting for each of the Named Executive Officers), Adjusted Fixed Charge Coverage (20% weighting for each of the Named Executive Officers), General and Administrative (“G&A”) Expense Controls (15% weighting for each of Mr. Mitra, Mr. McHugh, and Mr. DeRosa and 10% weighting for each of Mr. McQueen and Ms. Menon) and Individual Performance (30% weighting for each of Mr. Mitra, Mr. McHugh, and Mr. DeRosa and 40% weighting for each of Mr. McQueen and Ms. Menon).

These metrics did not foresee the impact of the COVID-19 pandemic on the Company’s business. In response, the annual incentive measures were revised in July 2020. In doing so, the Compensation Committee considered metrics that are important to the market, kept shareholders in mind, and did not ignore the fact that the Company’s performance had been adversely impacted. Two metrics, Normalized FFO per share and Cash NOI of 2019 Operating Acquisitions vs. Underwriting Projections, were removed as they were no longer relevant for 2020 in light of the effects of the COVID-19 pandemic. A new metric, Liquidity, was added, which was suggested by the Compensation Committee Chairman and viewed as a key focus for the Company during the pandemic. The Liquidity target was set at $4.8 billion and could not go above target in order to discourage uneconomic sales of assets in order to increase a short-term incentive payout. The G&A Expense Controls metric was adjusted to reflect the substantial cost reduction measures taken by the Company in response to the COVID-19 pandemic in order to make it more difficult to achieve. Had the G&A Expense Controls metric not been adjusted the Company’s cost reduction measures would have guaranteed a maximum payout for this metric. The Adjusted Fixed Charge Coverage was adjusted downward to reflect the Company’s FY 2020 revised budget target. In light of the uncertainty present at the time, the Company decided to weigh each one of the four metrics (including individual performance) equally for all of the Named Executive Officers.

At the same time, with revisions to the metrics and goals, there was also a downward revision to the pay outcomes. The new targets for the Named Executive Officers shifted to 75% of the initial targets.

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Executive Compensation—CD&A

The rigorous corporate performance measures and weightings revised by the Compensation Committee in July 2020 under the annual incentive program are described below.

Liquidity
Weighting

Why Welltower chose this measure:  Liquidity was added as an annual incentive metric after the COVID-19 pandemic became a reality to keep the Company in a strong financial position during a period of uncertainty around operating performance.

How the Compensation Committee set the 2020 goal:  Target was set at $4.8 billion with a threshold of $4.3 billion to incentivize increasing available cash and cash equivalents plus capacity under the Company’s unsecured revolving credit facility. Threshold was set at $4.3 billion. Liquidity measure cannot go above target.

Adjusted Fixed Charge Coverage
Weighting

Why Welltower chose this measure:  The Company chose to include Adjusted Fixed Charge Coverage in its annual incentive program again to emphasize the strength of its balance sheet and its ability to service interest and fixed charges. Adjusted fixed charge coverage is a ratio of fixed charges to Adjusted EBITDA. EBITDA stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA excludes unconsolidated entities and includes adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income and other impairment charges. Fixed charges include total interest, secured debt principal amortization and preferred dividends. See Appendix A for a discussion and reconciliation of non-GAAP measures.

How the Compensation Committee set the 2020 goal:  In July 2020, the Compensation Committee adjusted the goals for Adjusted Fixed Charge Coverage considering the operational headwinds of the business resulting from the COVID-19 pandemic. It set target at 3.20x, with threshold at 2.95x and high at 3.45x. Originally, the Compensation Committee had set target at 3.86x, with threshold at 3.61x and high at 4.11x.

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Executive Compensation—CD&A

General and Administrative Expense Controls
Weighting

Why Welltower chose this measure:  Welltower believes it is appropriate to maintain corporate overhead spending objectives. This measure is included in the program to emphasize the importance of driving value for shareholders in the most efficient ways and at the lowest expense. This is included in the annual incentive program to emphasize the importance of adhering to the budgeted G&A amount for 2020 and allowing the Company to grow in an appropriate fashion. 2020 included investments in technology and human capital that will drive effectiveness and growth for Welltower in the future.

How the Compensation Committee set the 2020 goal:  In July 2020, the Compensation Committee adjusted the goals for G&A Expense Controls to reflect the Company’s reprioritized initiatives and desire to preserve liquidity due to the COVID-19 pandemic. It set the target for fiscal year 2020 total G&A Expenses at $130 million ($10 million below our initial public guidance), with threshold at $2.5 million above target and high at $2.5 million below target. Originally, the Compensation Committee had set target at $140 million, with threshold at $143.5 million and high at $136.5 million. The reduction of target G&A Expenses was intended to avoid rewarding executives for the Company’s substantial cost reduction measures taken in response to the impact of the COVID-19 pandemic on the Company’s business and to make the target more difficult to achieve.

Individual Performance
2020 Goal Each of the NEOs is evaluated against a set of individual strategic goals. Weighting

Why Welltower chose this measure:  Welltower tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising, promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2020 goals:  The Compensation Committee established individual goals based on Welltower’s key strategic objectives for 2020 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2020 for each executive that the Compensation Committee deemed were important. The July 2020 revisions reduced the weighting of individual performance for all of the Named Executive Officers, since the Compensation Committee wanted to emphasize the importance of focusing on the key short-term financial goals.

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Executive Compensation—CD&A

2020 Individual Performance

Mr. Mitra	Performance Ranking: High

•   Led Welltower’s Investment Team and oversaw $1.6 billion of prorata gross investments at an accretive spread over disposition yields.

•   Oversaw $3.7 billion of dispositions to generate liquidity and reposition the portfolio.

•   Finished the year with $128 million of corporate G&A, representing approximately 0.31% of WELL’s enterprise value (second lowest ratio among our healthcare REIT peers).

•   Transitioned seamlessly into the Chief Executive Officer role while concurrently exceeding at Chief Investment Officer responsibilities.

•   Entered into investment agreements with several partnerships during the year.

•   Continued to optimize capital allocation, investments, and the underwriting process’s efficiency through applied data science and predictive analytics.

•   Evolved the Company’s development function to meet current and future business needs, including adding resources, structure, roles and measures to manage a significant development pipeline in Seniors Housing and Outpatient Medical segments.

•   Further developed talent and leadership at all levels within the Investment Team.

•   Represented  Welltower in forums and with key stakeholders, including the World Economic Forum and NIC.

•   Further solidified Welltower as an industry leader in ESG & Sustainability, including the following recognition in 2020:

•   Named to top 20% of Newsweek’s America’s Most Responsible Companies list for the second consecutive year.

•   Named to 2020 Dow Jones Sustainability World Index for the third consecutive year and the North American Index for the fifth consecutive year.

•   Recognized on Management band level with a “B” score by CDP for taking coordinated action on climate issues.

•   Listed on the FTSE4Good Index since 2012.

•   Named to the Workplace Health Achievement Index by the American Heart Association for the third consecutive year.

Mr. McHugh	Performance Ranking: High

•   Led the Corporate Finance Team and finished the year with $128 million of corporate G&A representing approximately 0.31% of WELL’s enterprise value (second lowest ratio amongst our healthcare REIT peers).

•   Closed on a $1.0 billion two-year unsecured term loan in April of 2020, providing valuable liquidity to the business during a period of significant capital market volatility.

•   Managed the Capital Markets Team’s equity capital raising efforts during the year, leading to approximately $607 million of gross proceeds raised from the sale and settlement of previously outstanding forward sales at an initial weighted average price of $85.95 per share.

•   Championed a robotics automation program that utilizes bot technology to automate tasks, drive efficiency and increase productivity across the organization.

•   Established Welltower as an ESG leader in “E” – Environmental best practices:

•   Put processes in place to achieve a 10% reduction in GHG emissions, energy and water use by 2025.

•   Reduced GHG emissions by 8.5%, energy consumption by 2.1%, and water consumption by 5% from 2018 baseline.

•   Reached investment level of close to $14 million in implementation of over 200 efficiency projects.

•   Continued foundational operational efficiency upgrades and increased green building certifications and execution of green leases.

•   Increased sustainability data coverage with seniors housing operators and medical office buildings to report energy, water, and waste usage more accurately.

•   Published our first annual Green Bond Allocation Report on proceeds to date of $104.5 million with an accompanying attestation from E&Y.

•   Developed and distributed an updated supplier questionnaire to assess our ESG impact within our supply chain.

•   Conducted a “Clean the World” recycling pilot program.

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Executive Compensation—CD&A

Mr. McQueen	Performance Ranking:	Above Target

•   Partnered with  Investments to ensure legal resources were adequately available to support the volume and increasing complexity of strategic transactions.

•   Implemented a Company-wide data use plan that is compliant with law and Welltower’s strategic objectives.

•   Protected infrastructure by reducing Welltower’s exposure to risk: e.g., enterprise risk, litigation, and compliance with regulatory and SEC requirements.

•   Streamlined the flow of information between legal and tax/compliance teams to ensure data accuracy for transactions.

•   Utilized joint cost-sharing agreements and alternative billing arrangements where appropriate to optimize financial performance.

•   Led Welltower’s legal, compliance, risk management, and internal audit teams, which provided oversight on legal matters, compliance practices, investments, risk management and administration.

•   Partnered with the Corporate Finance Team in significant capital raising efforts.

•   Helped establish Welltower as an ESG leader in “G” – Governance best practices:

•   Achieved 80% women and racially/ethnically diverse director leadership on Board of Directors.

•   Improved Dow Jones Sustainability Index, Vigeo Eiris, Sustainalytics, ISS, and ISS-ESG scores through enhanced tracking and reporting.

•   Published 8th consecutive Annual Corporate Social Responsibility Report, which is drafted in accordance with the Global Reporting Initiative (GRI) standards.

•   Updated Welltower’s Human Rights Policy.

•   Led efforts to ensure compliance for Welltower with municipal energy and water benchmarking and reporting regulations.

•   Rated as “most improved” and a “Trendsetter” on the CPA-Zicklin Index of Corporate Political and Accountability.

•   Helped establish Welltower as an ESG leader in “S” – Social best practices:

•   Maintained 1:1 gender parity across the organization and approximately 40% women and racially/ethnically diverse membership on Welltower’s Leadership Team.

•   Expanded Diversity & Inclusion with Welltower’s Diversity Council and launched seven new associated ENGs.

Ms. Menon	Performance Ranking:	Above Target

•   Successfully launched welltowerLIVING, a wellness focused housing concept that offers safe, affordable and healthy communities to age in place.

•   Grew the capabilities of the Development Team through strategic hires.

•   Enhanced, in partnership with the Company’s internal data and analytics platform, the process to enable Welltower to better sort and price investment opportunities, as well as capabilities that make Welltower an attractive capital partner to developers and health system partners.

•   Partnered with CEO / CIO and CFO as well as other senior leaders to improve the structuring of complex joint ventures.

•   Added key operating and development relationships to execute on the Company’s active adult strategy.

•   Partnered with senior leaders in the Company’s healthcare strategy to facilitate healthcare relationships for the benefit of the residents of select properties.

•   Successfully ran the Company’s west coast investment office.

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Executive Compensation—CD&A

Mr. DeRosa*

•   Guided the strategic partnership between Related Companies in conjunction with Spitzer Enterprises, Atria Senior Living and Welltower for new Hudson Yards, NYC development.

•   Oversaw the Kayne Anderson Real Estate transaction that involved the purchase of an extensive healthcare portfolio comprised of medical office buildings and seniors housing properties from Welltower, further enhancing the Welltower’s ability to navigate challenges posed by the COVID-19 pandemic and consider opportunistic capital deployment.

•   Positioned Welltower as a thought leader and represented the Company at key industry events, including: JPMorgan Healthcare Conference, World Economic Forum, CECP (Chief Executives for Corporate Purpose), Citi Global Property Conference, Nareit REIT Investor Conference, Evercore ISI 12th Annual Real Estate Conference, and BofA Securities Global Real Estate Conference

•   Further solidified Welltower as an industry leader in ESG & Sustainability, including the following recognition in 2020:

•   Named to the Bloomberg Gender-Equality Index for the second consecutive year.

•   Named by S&P Global in collaboration with RobecoSAM in the 2020 edition of The Sustainability Yearbook.

•   Recognized as Energy Star Partner of the Year for second time.

•   Achieved Gold Level 2020 Green Lease Leader status by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance.

•   Named to Corporate Responsibility Magazine’s 21st annual 100 Best Corporate Citizens list for the second consecutive year.

•   Issued public Call for Peace and Understanding.

•   Honored multiple days and months for Diversity & Inclusion (D&I) aligned education and remembrance, including: Black History Month, Juneteenth, Martin Luther King Day, Memorial Day, Women’s History Month, and Pride Month.

•   Presented second Welltower Long-Term Plan to Chief Executives for Corporate Purpose (CECP) as part of 8th Annual CEO Investor Forum.

•   Successfully transitioned Shankh Mitra to CEO.

•   Expanded Welltower’s board expertise and diversity:

•   Successfully transitioned Mr. Bacon to Chairman of the Board.

•   Appointed Ms. Reid to the Board, an accomplished commercial banking and real estate executive.

*Mr. DeRosa did not participate in the 2020 annual review process.

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance under the annual incentive program and the actual bonuses for 2020 performance that were approved at the Compensation Committee’s February 12, 2021 meeting. For individual performance results, please refer to pages 33-35.

With the revisions to the annual incentive measures due to the COVID-19 pandemic, the annual incentive opportunity targets for the Named Executive Officers were reduced to 75% of their original targets. The adjusted target percentages are reflected in the chart below.

	2020 Initial Annual Incentive Opportunity (as a % of Base Salary)			Adjusted Annual Incentive Opportunity (as a % of Base Salary)	2020 Annual Incentive Bonus Earned
	Threshold	Target	High	Adjusted Target	% of Target	Amount

Shankh Mitra(1)	100%	200%	400%	150%	161%	$1,852,490

Timothy G. McHugh	75%	150%	300%	112.5%	161%	1,086,750

Matthew G. McQueen	50%	100%	200%	75%	155%	557,100

Ayesha Menon	50%	100%	200%	75%	155%	493,266

Thomas J. DeRosa	100%	200%	400%	150%	136%	1,943,100	(2)

(1)

In connection with his promotion to Chief Executive Officer and Chief Investment Officer, the Committee increased Mr. Mitra’s annual incentive opportunity from 87.5%, 175%, and 350% of base salary threshold, target and high, respectively, to 100%, 200% and 400% of base salary at threshold, target and high, respectively.

(2)	Mr. DeRosa’s 2020 bonus was prorated to reflect the end of his employment on October 5, 2020.

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Executive Compensation—CD&A

LONG-TERM EQUITY INCENTIVE COMPENSATION

All 2020 equity awards were granted in the form of restricted stock or restricted stock units (“RSUs”) and performance stock units (“PSUs”). Welltower did not grant stock options in 2020.

2020-2022 LONG-TERM INCENTIVE PROGRAM

The NEOs received long-term equity incentive awards under the 2020-2022 Long-Term Incentive Program (“2020-2022 LTIP”). Awards are subject to the achievement of performance metrics and based on completion of continued service established by the Compensation Committee at the beginning of the performance period.

1.	A total of 75% of the 2020-2022 LTIP award was granted in the form of performance-based PSUs.

a.

The Compensation Committee set 75% of this performance grant (56.25% of the total grant) subject to Welltower’s relative total shareholder return (“TSR”) for the 3-year forward-looking performance period ending December 31, 2022 (“TSR-Based LTIP”). Relative TSR performance metrics were selected because it allows shareholders to evaluate Welltower’s performance in comparison to its peers, as selected by two independent, widely-used REIT indexes. It also mitigates the impact of broad market trends that are not reflective of Welltower’s actual performance.

•	50% (37.5% of the total award) measured against the NAREIT Health Care Index (the “NAREIT Index”), and

•	25% (18.75% of the total award) measured against the Morgan Stanley (MSCI) US REIT Index (the “MSCI REIT Index”).

b.

The remaining 25% of the 2020-2022 LTIP performance-based PSU annualized award (18.75% of the total award) is subject to Welltower’s performance against the (Net Debt + Preferred)/Adjusted EBITDA metric. This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal.

2.

The remaining 25% of the 2020-2022 LTIP award was granted in the form of time-based RSUs that vest over four years beginning on January 15, 2021. The Compensation Committee believes that the retentive LTIP awards in the form of time-based RSUs that vest over time independent of TSR promotes the retention of Welltower’s talented management team, while still incentivizing a focus on long-term results because the ultimate value of the RSUs is tied to Welltower’s stock price.

2020-2022 LTIP AWARD OPPORTUNITIES

The Compensation Committee, in consultation with FPL, approved target 2020-2022 LTIP opportunities for the NEOs in February 2020, as set forth in the table below. The award opportunities were approved by the Compensation Committee based on its assessment of compensation data for peers with substantially similar roles and responsibilities provided by FPL, each NEO’s relative duties and responsibilities, and his or her impact on Welltower’s results. The table below reflects the target values of the 2020-2022 LTIP awards approved by the Compensation Committee. The amounts reflected in the 2020 Grants of Plan Based Awards differ from the amounts below with respect to retentive LTIP awards due to rounding to the nearest whole share, and with respect to the TSR-Based LTIP awards, due to calculating the grant date fair value based on a Monte Carlo valuation model in accordance with FASB ASC Topic 718.

Name	TSR vs NAREIT Index ($)	TSR vs MSCI Index ($)	Net Debt & Preferred/EBITDA Ratio ($)	Retentive LTIP ($)	Total Opportunity ($)
Shankh Mitra	2,343,750	1,171,875	1,171,875	1,562,500	6,250,000
Timothy G. McHugh	937,500	468,750	468,750	625,000	2,500,000
Matthew G. McQueen	300,000	150,000	150,000	200,000	800,000
Ayesha Menon	225,000	112,500	112,500	150,000	600,000
Thomas J. DeRosa	3,750,000	1,875,000	1,875,000	2,500,000	10,000,000

With respect to the performance-based LTIP awards, reaching the threshold, target or high achievement levels would result in a payout of 50%, 100% or 200%, respectively, of the target award opportunity for CEO and NEOs. Payout amounts between levels are

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interpolated. No value is paid for metrics with outcomes below the threshold achievement levels. The Compensation Committee did not make any changes to any outstanding LTIP award, including the 2020-2022 grants, in response to the adverse impact of the COVID-19 pandemic on the Company’s business.

STATUS OF LTIP AWARD PROGRAMS

The graphic below summarizes the performance periods and outcome, or projected outcome, of Welltower’s LTIP awards granted from 2016-2020.

LTIP AWARD STATUS THROUGH DECEMBER 31, 2020

(1)

The performance period for these awards remains open and the payout percentage for these awards has not been determined. Welltower makes no prediction as to the future performance of Welltower’s stock.

The performance periods for the 2016-2018 LTIP, 2017-2018 transition LTIP, 2017-2019 LTIP, and 2018-2020 LTIP awards have been completed.

2018-2020 LTIP

This three-year forward looking program covers the three-year period ended December 31, 2020. The Compensation Committee established goals in early 2018 for the three measures described below (with the percentage weightings indicated) based on Welltower’s internal projections for the three years ended December 31, 2020. The components of the three-year program were consistent with Welltower’s long-term strategic objectives.

Total Shareholder Return vs. NAREIT Health Care Index

Why Welltower chose this measure: Total shareholder return relative to the companies included in the NAREIT Health Care Index, which includes Welltower’s primary competitors, allows for a meaningful comparison of Welltower’s performance relative to other companies in its industry. Welltower has used this index or similar indices since 2002 to measure Welltower’s performance.

How the Compensation Committee set the goal: Since 2002, Welltower has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Performance between these levels is interpolated.

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Executive Compensation—CD&A

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index

Why Welltower chose this measure: Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows Welltower to reward executives for performance beyond market driven results. Welltower has used this index or similar indices since 2002 to measure Welltower’s performance.

How the Compensation Committee set the goal: Since 2002, Welltower has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Performance between these levels is interpolated.

Ratio of Net Debt Plus Preferred Stock to Adjusted Annualized EBITDA

Why Welltower chose this measure: This measure is included in the program to emphasize the importance of Welltower’s balance sheet and leverage strategy and to create an incentive to keep Welltower’s long term indebtedness at the lower end of a reasonable range of leverage. The Compensation Committee believes it is important that Welltower does not compromise the strength of its balance sheet to grow other areas of the business. Net Debt to Adjusted EBITDA is the ratio of the following: the sum of Welltower’s secured debt and unsecured debt, less cash and cash equivalents, and the total of Welltower’s preferred stock relative to Adjusted EBITDA. EBITDA stands for earnings, before interest expense, income taxes, depreciation and amortization. See Appendix A for a discussion and reconciliation of non-GAAP measures.

How the Compensation Committee set the goal: For this measure, the Compensation Committee set the target in line with Welltower’s strategic goal. Threshold was set at 6.2x and high was set at 5.2x.

2018-2020 Long-Term Incentive Program Payouts

Grants detailed below are not included in the 2019 or 2020 portion of the “Summary Compensation Table” because the grant date fair value was included in the Summary Compensation Table for the proxy statement filed in 2019 reporting 2018 compensation. The table below outlines the long-term incentive earnings opportunities for this program and the payouts that were actually approved, based on Welltower’s performance over the three-year performance period, at the Compensation Committee’s February 12, 2021 meeting.

	2018-2020 Long-Term Incentive Program Opportunities (in shares)
	Threshold (#)	Target (#)	High (#)	Value of Earned Award ($)		Restricted Shares (#)	DER Accrual Payout ($)

Shankh Mitra	11,212	22,420	33,632	1,334,740	(1)	19,771	190,980(3)

Timothy G. McHugh	1,122	2,243	3,365	133,603	(1)	1,979	19,116(3)

Matthew G. McQueen	4,485	8,968	13,453	533,869	(1)	7,908	76,388(3)

Thomas J. DeRosa	52,942	105,883	211,766	5,352,631	(2)	81,446	786,768(4)

(1)

Value reported is based on a per share closing price of $67.51 on February 12, 2021, the date of committee certification of the earned award. The shares issued in settlement of the award vested as of the date of committee certification, February 12, 2021.

(2)

Mr. DeRosa received an award under the 2018-2020 program for performance through September 30, 2020 in connection with his separation from Welltower. Value of earned awards is based on a per share closing price of $65.72 on December 7, 2020, the date such award was paid.

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(3)	Represents accrued dividend equivalent right (“DER”) payments for the 2018-2020 Long-Term Incentive Program that were paid on February 26, 2021.

(4)	Represents DER payments for the 2018-2020 Long-Term Incentive Program that were paid on December 7, 2020.

Benefits and Perquisites

The following summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Welltower employees, including health and dental insurance, group life insurance, short and long-term disability coverage, partial reimbursement of health club/gym membership fees, participation in Welltower’s tax-qualified retirement plan and trust (the “401(k) Plan”) and the Employee Stock Purchase Program (the “ESPP”). In addition, during his employment, Mr. DeRosa received certain perquisites in 2020 including the following:

•	Automobile allowance: Monthly allowance to cover expenses incurred with the lease of an automobile.
•

Medical insurance premiums: Includes medical insurance premiums to provide Mr. DeRosa and his family with coverage consistent with his individual health insurance coverage prior to the time that he became the CEO.

In 2020, Mr. Mitra received relocation expenses in connection with the sale of his home in Michigan.

The Compensation Committee reviews Welltower’s policies with respect to perquisites on a regular basis. See note 4 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by Welltower in 2020.

Pledging and Hedging

Welltower’s directors and executive officers are prohibited from entering into hedging or monetization transactions with respect to Welltower’s securities and from holding Welltower’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Clawback Policy

If Welltower is required to prepare a financial restatement due to Welltower’s material non-compliance with any financial reporting requirement and the misconduct of an executive officer or certain other covered officer (each, a “Covered Officer”) contributed (either directly or indirectly) to the non-compliance that resulted in the obligation to restate Welltower’s financial statements, then the Compensation Committee may require the Covered Officer to repay to Welltower that part of the incentive compensation received by or awarded to such Covered Officer during the three-year period preceding the date on which Welltower is required to prepare the financial restatement that the Compensation Committee determines was in excess of the amount that such Covered Officer would or will receive had such incentive compensation been calculated based on the financial results reported in the restated financial statement. In addition, if an action or omission by a Covered Officer (1) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (2) results in material financial or reputational harm to Welltower, then the Compensation Committee may require the Covered Officer to repay to Welltower incentive compensation received by or awarded to such Covered Officer. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its sole discretion.

Ownership Guidelines

Each executive officer is required to own shares of Welltower’s common stock with a fair market value of at least three times his or her annual base salary (six times for the CEO). Each non-employee director is required to own shares of Welltower’s common stock with a fair market value of at least five times his or her annual cash retainer. Executive officers have five years from their date of hire to achieve the required ownership level and non-employee directors have five years from their date of appointment to achieve the required ownership level.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to Welltower regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Code. In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by Welltower with respect to certain “covered employees,” which includes all of its current NEOs. Welltower had structured its compensation programs for years prior to 2018 such that Welltower’s equity-based long-term incentive program awards, were intended to qualify as “performance-based” compensation for purposes of satisfying the conditions of an exemption to this limit on deductibility previously available under Section 162(m). For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been

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Executive Compensation—CD&A

repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. In addition, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and thus, there can be no assurance that any compensation awarded or paid prior to November 2, 2017 that was intended to satisfy the “performance-based compensation” definition will be fully tax deductible. The Compensation Committee has sought to maintain flexibility in compensating executives, and, as a result, Welltower has not adopted a policy requiring that all compensation be deductible, including compensation that was intended to qualify as “performance-based” compensation and take advantage of the exemption from Section 162(m)’s deduction limits.

Because Welltower operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent Welltower distributes at least 90% of its REIT taxable income, the substantially greater limits on deductibility imposed under Section 162(m) in 2018 and later years has not had, and is expected in the future not to have, material adverse consequences for Welltower. If in the future restrictions on deductibility under Section 162(m) becomes an issue for the Company, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to pay compensation not exempt from these limits where it considers such compensation appropriate.

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Executive Compensation—CD&A

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in Welltower’s Annual Report on Form 10-K for the year ending December 31, 2020 and this Proxy Statement.

Submitted by the Compensation Committee

Jeffrey H. Donahue, Chair

Karen B. DeSalvo

Sharon M. Oster

Sergio D. Rivera

Johnese M. Spisso

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Executive Compensation

Summary Compensation Table

The table below presents the total compensation of the NEOs for each indicated year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total Compensation ($)
Shankh Mitra	2020	767,516	6,528,380	1,852,490	409,048	9,557,434
Chief Executive Officer & Chief Investment Officer	2019	700,000	3,000,065	1,802,792	225,286	5,728,143
	2018	700,000	2,276,423	1,944,688	13,750	4,934,861
Timothy G. McHugh(1)	2020	600,000	2,625,544	1,086,750	14,250	4,326,544
Executive Vice President - Chief Financial Officer	2019	400,000	2,075,049	932,500	80,721	3,488,270
Matthew G. McQueen	2020	480,000	840,320	557,100	14,250	1,891,670
Executive Vice President - General Counsel & Corporate Secretary	2019	463,500	800,028	655,853	26,038	1,945,419
	2018	412,083	800,045	479,046	13,750	1,704,924
Ayesha Menon(1)	2020	425,000	630,135	493,266	3,542	1,551,943
Senior Vice President, Strategic Investments
Thomas J. DeRosa(2)	2020	951,973	10,501,379	1,943,100	1,193,132	14,589,584
Former Chairman and Chief Executive Officer	2019	1,100,000	8,700,048	3,270,667	71,409	13,142,124
	2018	1,100,000	8,200,007	3,520,000	64,446	12,884,453

(1)	No compensation information is provided for the years in which Mr. McHugh and Ms. Menon were not Named Executive Officers.

(2)	On October 5, 2020, Mr. DeRosa’s service ended as Welltower’s Chairman and Chief Executive Officer.

(3)	Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

The amounts for 2020 include the following:

For the Named Executive Officers:

•	the performance-based and time-based awards under the 2020-2022 Long-Term Incentive Program (see below and pages 36-37 for additional information regarding this program).

The amounts for 2019 include the following:

For the Named Executive Officers:

•	the performance-based and time-based awards under the 2019-2021 Long-Term Incentive Program (see below and page 37 for additional information regarding this program).

The amounts for 2018 include the following:

For the Named Executive Officers:

•	the performance-based and time-based awards under the 2018-2020 Long-Term Incentive Program (see below and page 37 for additional information regarding this program).

For Mr. Mitra and Mr. McQueen:

•

the value of restricted stock unit awards ($750,018 for Mr. Mitra and $200,038 for Mr. McQueen) granted in early 2018 for 2017 performance. For more information regarding these awards, see page 50 of Welltower’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2018.

For the 2018-2020 program, the values for the performance-based awards are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $1,125,000 for Mr. Mitra, $450,000 for Mr. McQueen, and $6,150,000 for Mr. DeRosa. The maximum value of the performance-based awards under the 2018-2020 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $1,985,589 for Mr. Mitra, $742,202 for Mr. McQueen, and $11,683,130 for Mr. DeRosa. The values of the time-based awards are based upon the share prices on the respective dates of grant and are $401,405 for Mr. Mitra, $150,007 for Mr. McQueen, and $2,050,007 for Mr. DeRosa.

For the 2019-2021 program, the values for the performance based awards are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $2,250,000 for Mr. Mitra, $1,500,000 for Mr. McHugh, $600,000 for Mr. McQueen, and $6,525,000 for Mr. DeRosa. The maximum value of the performance-based awards under the 2019-2021 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $4,086,697 for Mr. Mitra, $3,133,342 for Mr. McHugh, $1,090,003 for Mr. McQueen, and $11,851,515 for Mr. DeRosa. The values of the time-based awards are based upon the share prices on the respective dates of grant and are $750,065 for Mr. Mitra, $500,069 for Mr. McHugh, $200,028 for Mr. McQueen, and $2,175,048 for Mr. DeRosa.

For the 2020-2022 program, the values for the performance based awards are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $4,822,641 for Mr. Mitra, $1,928,937 for Mr. McHugh, $617,377 for Mr. McQueen, $462,928 for Ms. Menon, and $7,714,952 for Mr. DeRosa. The maximum value of the performance-based awards under the 2020-2022 program (determined on the grant date) (assuming that the highest level of

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performance is achieved) are $9,645,283 for Mr. Mitra, $3,857,873 for Mr. McHugh, $1,234,753 for Mr. McQueen, $925,856 for Ms. Menon, and $15,429,903 for Mr. DeRosa. The values of the time-based awards are based upon the share prices on the respective dates of grant and are $1,705,739 for Mr. Mitra, $696,607 for Mr. McHugh, $222,943 for Mr. McQueen, $167,207 for Ms. Menon, and $2,786,427 for Mr. DeRosa.

For grants of restricted stock units to the Named Executive Officers, the values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant).

(4)	“All Other Compensation” includes the following:

Name	Welltower Contribution to 401(k) Plan ($)	Severance/ Retirement Payments ($)	Relocation Expenses ($)		Automobile Allowance ($)(b)	Medical Insurance Premiums ($)(b)	Total ($)

Shankh Mitra	14,250	-	394,798	(a)	-	-	409,048

Timothy G. McHugh	14,250	-	-		-	-	14,250

Matthew G. McQueen	14,250	-	-		-	-	14,250

Ayesha Menon	3,542	-	-		-	-	3,542

Thomas J. DeRosa	14,250	1,129,810	-		11,615	37,457	1,193,132

(a)

In connection with Mr. Mitra’s relocation from Michigan to New York in 2019 at the request of the Company, we agreed to pay for the carrying costs of his primary residence in Michigan (e.g., utilities, HOA dues, insurance, etc.) from the time of his move to New York until the house was sold. We also agreed to pay the closing costs on the sale. The house was sold on July 28, 2020. The amount reported above represents the total of those carrying costs and closing costs in the amount of $202,462 and the associated gross up of $192,336.

(b)

See “Compensation Discussion and Analysis – Benefits and Perquisites” for additional information regarding (i) the automobile allowance paid by Welltower on behalf of Mr. DeRosa; and (ii) the medical insurance premiums paid by Welltower on behalf of Mr. DeRosa. All of the NEO’s other than Mr. DeRosa participated in the Company’s medical benefits program available to all other Welltower employees.

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Executive Compensation

2020 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the NEOs under Welltower’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	High (#)	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Shankh Mitra	—		575,307	1,150,615	2,013,576
	12/4/2020	(2)				10,064	20,125	40,250		965,066
	2/14/2020	(2)				19,559	39,115	78,230		3,857,575
	12/4/2020	(3)							4,868	312,526
	2/14/2020	(4)							15,598	1,393,213
Timothy G. McHugh	—		337,500	675,000	1,181,250
	2/14/2020	(2)				9,780	19,559	39,118		1,928,937
	2/14/2020	(4)							7,799	696,607
Matthew G. McQueen	—		180,000	360,000	630,000
	2/14/2020	(2)				3,130	6,260	12,520		617,377
	2/14/2020	(4)							2,496	222,943
Ayesha Menon	—		159,375	318,750	557,813
	2/14/2020	(2)				2,347	4,694	9,388		462,928
	2/14/2020	(4)							1,872	167,207
Thomas J. DeRosa	—		937,500	1,875,000	3,281,250
	2/14/2020	(2)				39,115	78,228	156,456		7,714,952
	2/14/2020	(4)							31,196	2,786,427

(1)

Represents annual incentive program earnings opportunity for 2020. The actual amount earned by each of the NEOs under the annual incentive program in 2020 was paid in 2021 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Represents long-term incentive earnings opportunity for performance under the 2020-2022 Long-Term Incentive Program. The performance measures under this program will be evaluated in early 2023 after the close of the performance period on December 31, 2022. Any performance award earned will be settled in shares following such evaluation (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). Pursuant to the terms of the 2020-2022 Long-Term Incentive Program, Mr. DeRosa received 10,295 shares of Welltower common stock in settlement of this award on December 7, 2020, based on Welltower performance through September 30, 2020, and pursuant to the terms of the 2020-2022 Long-Term Incentive Program. See pages 36-37 for additional information regarding the 2020-2022 Long-Term Incentive Program.

(3)

Represents time-based restricted stock units granted under the 2020-2022 Long-Term Incentive Plan on December 4, 2020 to Mr. Mitra upon his promotion to Chief Executive Officer under the 2020-2022 Long-Term Incentive Program. The units vest in four equal installments on January 15, 2021, 2022, 2023 and 2024. The grant date fair value is based on a per share grant price of $64.20, the closing price of Welltower’s common stock on December 4, 2020, the date of the grant.

(4)

Represents time-based restricted stock units granted under the 2020-2022 Long-Term Incentive Program on February 14, 2020. The units vest in four equal installments on January 15, 2021, 2022, 2023 and 2024. The grant date fair value is based on a per share grant price of $89.32, the closing price of Welltower’s common stock on February 14, 2020, the date of the grant. See pages 36-37 for additional information regarding the 2020-2022 Long-Term Incentive Program.

(5)

Amounts set forth in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see note 3 to the Summary Compensation Table.

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2020 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the NEOs under Welltower’s long-term incentive plans that were outstanding as of December 31, 2020.

		Stock Awards

Name	Grant Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

Shankh Mitra	12/4/20	4,868	314,570	(1)
	2/14/20	15,598	1,007,943	(1)
	2/14/19	7,262	469,270	(2)
	8/9/18	1,586	102,487	(3)
	2/15/18	1,813	117,156	(3)
	2/8/18	4,573	295,507	(4)
	2/9/17	3,196	206,526	(4)
	2/14/19				26,376	1,704,417	(6)
	2/14/20				39,115	2,527,611	(7)
	12/4/20				20,125	1,300,478	(7)

Timothy G. McHugh	2/14/20	7,799	503,971	(1)
	9/4/19	3,752	242,454	(2)
	2/14/19	1,090	70,436	(2)
	2/15/18	1,020	65,912	(3)
	2/8/18	1,372	88,659	(5)
	2/9/17	1,079	69,725	(4)
	2/14/19				3,958	255,766	(6)
	9/4/19				13,628	880,641	(6)
	2/14/20				19,559	1,263,903	(7)

Matthew G. McQueen	2/14/20	2,496	161,292	(1)
	2/14/19	1,937	125,169	(2)
	2/15/18	1,360	87,883	(3)
	2/8/18	1,830	118,255	(5)
	2/9/17	830	53,635	(4)
	2/14/19				7,035	454,602	(6)
	2/14/20				6,260	404,521	(7)

Ayesha Menon	2/14/20	1,872	120,969	(1)
	5/13/19	5,264	340,160	(2)
	5/6/19	1,449	93,634	(2)
	5/13/19				4,883	315,539	(6)
	2/14/20				4,694	303,326	(7)

Thomas J. DeRosa							(8)

(1)

Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. On each of January 15, 2021, 2022, 2023 and 2024, one-fourth of the time-based restricted stock units granted under the 2020-2022 Long-Term Incentive Program will vest.

(2)

Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. On each of January 15, 2021, 2022, and 2023, one-third of the remaining unvested time-based restricted stock units granted under the 2019-2021 Long-Term Incentive Program will vest.

(3)

Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. On each January 15, 2021 and 2022, one-half of the remaining unvested time-based restricted stock units granted under the 2018-2020 Long-Term Incentive Program will vest.

(4)	Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. These shares of restricted stock vest on January 15, 2021.

(5)

Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. These shares of restricted stock vest in two equal installments on January 15, 2021 and January 15, 2022.

(6)

Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. The number and market or payout value of the performance-based awards under the 2019-2021 Long-Term Incentive Program is based on target performance because corporate performance in the second year of the three-year performance period was between threshold and target performance. See page 37 for additional information regarding the 2019-2021 program.

(7)

Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020. The number and market or payout value of the performance-based awards under the 2020-2022 Long-Term Incentive Program is based on threshold performance because corporate performance in the first year of the three-year performance period was below threshold performance. See pages 36-37 for additional information regarding the 2020-2022 program.

(8)	On October 5, 2020, Mr. DeRosa’s service ended as Welltower’s Chairman of the Board and Chief Executive Officer.

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Executive Compensation

2020 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2020 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Shankh Mitra	—	—	18,080	1,495,661
Timothy G. McHugh	—	—	6,553	546,288
Matthew G. McQueen			7,584	614,125
Ayesha Menon	—	—	1,797	152,655
Thomas J. DeRosa	—	—	425,604	30,118,022

2020 Nonqualified Deferred Compensation Table

In connection with Mr. DeRosa’s appointment as Chief Executive Officer in 2014, he was granted 15,618 performance-based restricted stock units pursuant to a performance-based restricted stock unit grant agreement. In 2015, the Compensation Committee determined that Mr. DeRosa had met the performance vesting criteria for these performance-based restricted stock units because he and Welltower satisfied certain performance conditions during the one-year performance period ending April 12, 2015. One-third of the performance-based restricted stock units vested on May 6, 2015; one-third vested on April 13, 2016; and one-third vested on April 13, 2017. Under the terms of the grant agreement, settlement of the award was automatically deferred until the earliest of Mr. DeRosa’s “separation from service” (as defined under Section 409A of the Code), his death or a change in control of Welltower. The performance-based restricted stock units will be paid in shares of common stock on a one-for-one basis. The table below sets forth the aggregate value, as of December 31, 2020, of the performance-based restricted stock units that were vested and deferred as of December 31, 2020. On October 5, 2020, Mr. DeRosa’s service ended as Welltower’s Chairman and Chief Executive Officer, and, as a result, the performance-based restricted stock units will be paid in shares of common stock on a one-for-one basis on or around April 15, 2021.

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Thomas J. DeRosa	—	(1)	—	$(221,903	)(2)	—	$991,659(3)

(1)

All contributions were vested as of April 13, 2017. There were no contributions in the fiscal year ended December 31, 2020. Settlement of these units is mandatorily deferred pursuant to the terms of the award.

(2)

Consists of: (a) $14,056 of accrued dividends on 5,206 units that vested on May 6, 2015; (b) $13,697 of accrued dividends on 5,073 units that vested on April 13, 2016 (5,206 units less 133 units withheld upon vesting to satisfy tax withholding obligations); (c) $13,680 of accrued dividends on 5,067 units that vested on April 13, 2017 (5,206 units less 139 units withheld upon vesting to satisfy tax withholding obligations) from the vesting date to December 31, 2019; and (d) a ($263,337) decrease in the value of the units (calculated by subtracting the value of the units at December 31, 2019 ($81.78) from the value of the units at December 31, 2020 ($64.62)).

(3)	Based on a share price of $64.62, the closing price of Welltower’s common stock on December 31, 2020.

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Potential Payments Upon Termination or Change in Corporate Control

Employment Agreements

Welltower does not have employment agreements with Mr. Mitra, Mr. McHugh, Mr. McQueen or Ms. Menon. Welltower’s policy is not to enter into any employment agreements in the future with any employee other than the Chief Executive Officer.

THOMAS J. DEROSA

On October 5, 2020, Mr. DeRosa’s service ended as Chairman and Chief Executive Officer of the Company and his employment agreement was terminated as of that date. In connection with his departure, the Company and Mr. DeRosa entered into a separation agreement pursuant to which the Company agreed to pay Mr. DeRosa a series of semi-monthly severance payments for 24 months, each in an amount equal to one-twenty-fourth of the sum of his annual base salary plus annual cash target bonus. The Company also paid Mr. DeRosa a prorated portion of this 2020 annual cash bonus, based on the Company’s actual performance, and the annual cash bonuses paid to him for 2020, which was $1,943,100. Mr. DeRosa is also entitled to continued coverage under the health plans maintained by the Company in which he participated as of his date of termination for the period he elects to receive such coverage under COBRA at an after-tax cost to him comparable to the cost that he would have incurred for the same coverage had he remained employed during such period. After such period, Mr. DeRosa will be responsible for obtaining health insurance coverage for himself and his qualified beneficiaries, and the Company will reimburse him for the amount of premiums he pays to obtain coverage under one or more health plans (including medical, dental and vision coverage) until Mr. DeRosa becomes eligible for Medicare, up to a maximum monthly amount equal to the Company’s monthly cost in September 2020, the month prior to the end of his service.

In connection with the end of Mr. DeRosa’s service, 70,832 shares of restricted stock or restricted stock units held by Mr. DeRosa became fully vested as of December 7, 2020. Mr. DeRosa also received 242,462 shares relating to remaining unpaid amounts under performance share awards for which the performance period had previously ended, but for which Mr. DeRosa had not yet received all of the shares with respect to which the performance goals were achieved. These shares were valued at $15,934,603 based on the closing price of $65.72 per share on December 7, 2020. Finally, Mr. DeRosa received 36,120 shares as a prorated payment under the 2016-2018 Long-Term Incentive Program, 97,896 shares as a prorated payment under the 2017-2019 Long-Term Incentive Program, 81,446 shares as a prorated payment under the 2018-2020 Long-Term Incentive Program, 16,705 shares as a prorated payment under the 2019-2021 Long-Term Incentive Program, and 10,295 shares as a prorated payment under the 2020-2022 Long-Term Incentive Plan, in each case based on performance through September 30, 2020.

The Company has also agreed to provide Mr. DeRosa with office space in a city or town selected by him at a location selected by the Company, secretarial support, and Company IT support for a period of one year following the date of his resignation.

The separation agreement also includes a customary release by Mr. DeRosa of claims against the Company and its affiliates and a mutual non-disparagement covenant. Mr. DeRosa is also obligated to comply with various restrictive covenants, including a non-compete, non-solicitation and protection of the Company’s confidential information.

Summary of Potential Payments for Active Named Executive Officers

SHANKH MITRA

Vesting of Incentive Awards. The performance awards granted to Mr. Mitra under the 2018-2020 LTIP (the “2018-2020 LTIP”), the 2019-2021 LTIP (the “2019-2021 LTIP”), and the 2020-2022 LTIP (the “2020-2022 LTIP”) (collectively, the “LTIPs”) will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. Mitra would receive a prorata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. In the event that Mr. Mitra terminates his employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Mitra would receive a prorata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. Mitra under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. Mitra under the LTIPs will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. Mitra is terminated without cause within 12 months following

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Executive Compensation

the change in corporate control. In the event that Mr. Mitra terminates his employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. Mitra will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Mr. Mitra’s rights to receive payments or benefits under the LTIPs are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. Mitra is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

TIMOTHY G. MCHUGH

Vesting of Incentive Awards. The performance awards granted to Mr. McHugh under the LTIPs will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. McHugh would receive a prorata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. In the event that Mr. McHugh terminates his employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. McHugh would receive a prorata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. McHugh under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. McHugh under the LTIPs will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. McHugh is terminated without cause within 12 months following the change in corporate control. In the event that Mr. McHugh terminates his employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control), or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. McHugh will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Mr. McHugh’s rights to receive payments or benefits under the LTIPs are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. McHugh is also subject to confidentiality, non-competition, non-solicitation and non-competition restrictive covenants under these programs.

MATTHEW G. MCQUEEN

Vesting of Incentive Awards. The performance awards granted to Mr. McQueen under the LTIPs will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Mr. McQueen would receive a prorata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. In the event that Mr. McQueen terminates his employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. McQueen would receive a prorata portion of the performance awards based on the number of complete months that he was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Mr. McQueen under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Mr. McQueen under the LTIPs will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Mr. McQueen is terminated without cause within 12 months following the change in corporate control. In the event that Mr. McQueen terminates his employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control) or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Mr. McQueen will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Mr. McQueen’s rights to receive payments or benefits under the LTIPs are subject to the execution of a release of claims in favor of Welltower upon the termination of his employment. Mr. McQueen is also subject to confidentiality, non-competition, non-solicitation and non-disparagement restrictive covenants under these programs.

AYESHA MENON

Vesting of Incentive Awards. Ms. Menon’s restricted stock and restricted stock unit awards with time-based vesting granted under Welltower’s incentive plans would become fully vested in the event Ms. Menon is terminated without cause within 12 months following a change in corporate control or upon her death, disability or retirement.

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Executive Compensation

The performance awards granted to Ms. Menon under the 2019-2021 LTIP and the 2020-2022 LTIP will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control and Ms. Menon would receive a prorata portion of the performance awards based on the number of full or partial months from the beginning of the performance period through the change in corporate control. In the event that Ms. Menon terminates her employment for “good reason,” is terminated without “cause” or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Ms. Menon would receive a prorata portion of the performance awards based on the number of complete months that she was employed by Welltower during the performance period. In the event of such a termination after the end of the performance period, any shares earned by Ms. Menon under these programs would become vested.

In the event of a change in corporate control, the time restrictions applicable to the time-based awards granted to Ms. Menon under the 2019-2021 LTIP and the 2020-2022 LTIP will lapse and such award will fully vest if (1) either the successor company does not assume, convert, continue or otherwise replace such other awards on proportionate and equitable terms or (2) Ms. Menon is terminated without cause within 12 months following the change in corporate control. In the event that Ms. Menon terminates her employment for “good reason,” is terminated without “cause” (not within 12 months following a change in corporate control), or upon his death, disability or retirement, the unvested portion of the time-based awards granted to Ms. Menon will automatically terminate, be forfeited and become null and void.

Restrictive Covenants. Ms. Menon’s rights to receive payments or benefits under the 2019-2021 LTIP and the 2020-2022 LTIP are subject to the execution of a release of claims in favor of Welltower upon the termination of her employment. Ms. Menon is also subject to confidentiality, non-competition, non-solicitation and non-competition restrictive covenants under these programs.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	49

Executive Compensation

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event of their termination. The amounts assume that such termination was effective as of December 31, 2020. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from Welltower. The employment of Mr. DeRosa ended on October 5, 2020. The actual amounts to which Mr. DeRosa became entitled pursuant to his separation agreement are described above in the narrative disclosure of the section entitled “Potential Payments Upon Termination or Change in Corporate Control.”

Name/Type of Termination	Cash Severance ($)(1)	Continued Benefits ($)(2)	Accelerated Vesting of Unvested Equity Compensation ($)(3)	Total ($)
Shankh Mitra
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	2,749,065	2,749,065
Involuntary Termination without Cause or Resignation for Good Reason	2,766,650	19,104	2,749,065	5,534,819
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	5,533,300	28,656	5,340,457	10,902,413
Timothy G. McHugh
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	785,845	785,845
Involuntary Termination without Cause or Resignation for Good Reason	1,432,910	17,221	785,845	2,235,976
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,865,820	25,832	1,899,893	4,791,545
Matthew G. McQueen
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	847,104	847,104
Involuntary Termination without Cause or Resignation for Good Reason	1,044,000	17,816	847,104	1,908,920
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,088,000	26,725	1,412,658	3,527,383
Ayesha Menon
For Cause or Resignation without Good Reason	—	—	—	—
Death or Disability	—	—	137,963	137,963
Involuntary Termination without Cause or Resignation for Good Reason	948,769	1,465	137,963	1,088,197
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,897,538	2,197	745,069	2,644,804

(1)	Cash Severance

The amounts in this column represent a reasonable estimate based on (a) a lump sum severance payment, on a qualifying change of control termination, equal to 24 monthly severance payments or (b) a series of 12 semi-monthly severance payments, on a termination without cause or for good reason. The monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his or her base salary plus the average of annual bonuses paid for the last three fiscal years and each semi-monthly payment is 1/24 of the sum of his or her base salary plus the average of annual bonuses paid for the last three years.

(2)	Continued Benefits

The amounts in this column represent a reasonable estimate based on continued coverage at Welltower’s expense under any group health plan in which the executive participated at the time of involuntary termination without cause or voluntary termination for good reason for twelve months (eighteen months when in connection with a change of control). The monthly cost of such benefits is estimated using the current monthly costs.

(3)	Accelerated Vesting of Unvested Equity Compensation

For performance awards granted under the 2018-2020 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a prorata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2020, the performance period had been completed, so if such a termination occurred on December 31, 2020 and the Compensation Committee determined that an award was earned, the executive would receive 100% of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2019-2021 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a prorata portion of the performance awards based on the number of

50 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Executive Compensation

complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2020, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2020 and the Compensation Committee determined that an award was earned, the executive would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on target achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For performance awards granted under the 2020-2022 LTIP, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a prorata portion of the performance awards based on the number of complete months that he or she was an employee of Welltower during the performance period. As of December 31, 2020, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2020 and the Compensation Committee determined that an award was earned, the executive would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on target achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than Welltower’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control).

For time-based awards granted under the LTIPs, in the event the executive terminates his or her employment for good reason, is terminated without cause, or upon his or her death, disability or retirement, the unvested portion of the time-based awards granted to the executive under the LTIPs will automatically terminate, be forfeited and be null and void.

The assumed share price upon each termination scenario is $64.62. which was the closing price as of December 31, 2020.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	51

Executive Compensation

Risk Management and Compensation

As described above in “Executive Compensation—Compensation Discussion and Analysis,” Welltower’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the NEOs and other employees do not encourage excessive risk-taking and are not likely to have a material adverse effect on Welltower. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•

Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return relative to two indices in the long-term incentive programs. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•

Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of Welltower’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•

Long-term incentive grants. Restricted shares and restricted stock units, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•

Clawback policy. As discussed in “Executive Compensation—Compensation Discussion and Analysis—Clawback Policy,” the Covered Officers are subject to a clawback policy, which allows Welltower to recover incentive compensation received by or awarded to Covered Officer in the event that (1) Welltower is required to prepare a financial restatement due to Welltower’s material non-compliance with any financial reporting requirement and the misconduct of such Covered Officer contributed (either directly or indirectly) to the non-compliance that resulted in the obligation to restate Welltower’s financial statements or (2) an action or omission by such Covered Officer (a) constitutes a material violation of Welltower’s Code of Business Conduct & Ethics or other Welltower policy or (b) results in material financial or reputational harm to Welltower.

•

Stock ownership requirements. As discussed in “Executive Compensation—Compensation Discussion and Analysis—Ownership Guidelines” the executive officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time Welltower reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, Welltower inventories its material plans and programs, with emphasis on incentive compensation plans.

52 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

Security Ownership of Directors and Management and Certain Beneficial Owners

Beneficial Ownership of More than 5%

Based upon filings made with the SEC in January and February 2021 (with respect to holdings as of December 31, 2020), the only shareholders known to Welltower to be the beneficial owners of more than 5% of Welltower’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned	Percent of Outstanding Common Stock(4)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	64,370,294(1)	15%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	43,455,641(2)	10%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	23,976,735(3)	6%

(1)

In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. shared voting power over 1,592,470 shares, sole dispositive power over 61,635,862 shares and shared dispositive power over 2,734,432 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 39,356,417 shares and sole dispositive power over 43,455,641 shares.

(3)	In the aggregate, State Street Corporation and its affiliates have shared voting power over 20,929,586 shares and shared dispositive power over 23,972,915 shares.

(4)	The percentages set forth in the table reflect percentage ownership as of March 30, 2021. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2020.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	53

Security Ownership of Directors and Management and Certain Beneficial Owners

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The table below sets forth, as of March 30, 2021, unless otherwise specified, certain information with respect to the beneficial ownership of Welltower’s shares of common stock by each director and director nominee of Welltower, each Named Executive Officer, and the directors, director nominees and executive officers of Welltower as a group. Unless noted below, each person has sole voting and investment power regarding Welltower’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of Welltower.

Name of Beneficial Owner	Shares Held of Record	Total Shares Beneficially Owned(2)

Kenneth J. Bacon	14,128	14,128

Thomas J. DeRosa	343,558	343,558	(3)

Karen B. DeSalvo	6,532	6,532

Jeffrey H. Donahue	48,119	48,219

Philip L. Hawkins	8,633	8,633

Dennis G. Lopez(1)	2,104	2,104

Timothy G. McHugh	29,766	29,792	(4)

Matthew G. McQueen	28,597	28,597

Ayesha Menon	11,504	11,504

Shankh Mitra	87,218	87,280	(5)

Sharon M. Oster	43,469	60,469	(6)

Ade J. Patton(1)	-	-

Diana W. Reid	3,738	3,738

Sergio D. Rivera	17,086	17,086

Johnese M. Spisso	6,532	6,532

Kathryn M. Sullivan	6,349	6,349

All directors, director nominees and executive officers as a group (17 persons)	665,983	683,171	(7)

(1)	Mr. Lopez and Mr. Patton were nominated to stand for election to the Board of Directors on March 30, 2021.

(2)

Does not include unvested restricted stock units or deferred stock units granted to the executive officers or directors that are not scheduled to vest and be settled within 60 days of March 8, 2021. Total shares beneficially owned by each of Mr. Bacon, Dr. DeSalvo, Mr. Donahue, Mr. Hawkins, Mr. Rivera, Ms. Oster, Ms. Reid, Ms. Sullivan and Ms. Spisso.

(3)

On October 5, 2020, Mr. DeRosa’s service ended as Welltower’s Chairman of the Board and Chief Executive Officer. Mr. DeRosa’s shares held of record are reported as of October 5, 2020, his last day of employment with Welltower.

(4)	Mr. McHugh’s total shares beneficially owned include 26 shares owned by his child.

(5)	Mr. Mitra’s total shares beneficially owned include 62 shares owned by his children.

(6)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(7)	Total beneficial ownership represents .002% of the outstanding shares of common stock of Welltower as of March 30, 2021.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for approval of transactions between Welltower and its directors, director nominees, executive officers, greater than 5% beneficial owners of Welltower’s common stock, and each of their respective immediate family members. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of Welltower’s last completed fiscal year is or is expected to exceed $100,000, (2) Welltower or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest.

54 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners

The policy provides that the Nominating/Corporate Governance Committee reviews transactions subject to the policy and determines whether to approve or ratify those transactions. In addition, the Nominating/Corporate Governance Committee has delegated authority to the Chair of the Nominating/Corporate Governance Committee to pre-approve or ratify transactions under certain circumstances. In reviewing transactions subject to the policy, the Nominating/Corporate Governance Committee or the Chair of the Nominating/Corporate Governance Committee, as applicable, considers, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Nominating/Corporate Governance Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•

Employment as an executive officer of Welltower, if: (1) the related compensation is required to be reported in Welltower’s proxy statement under Item 402 of SEC Regulation S-K or (2) the executive officer is not an immediate family member of another executive officer or director of Welltower, the related compensation would be reported in Welltower’s proxy statement under Item 402 of SEC Regulation S-K if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in Welltower’s proxy statement under Item 402 of SEC Regulation S-K;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

Any charitable contribution, grant or endowment by Welltower or the Welltower Charitable Foundation to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•

Any transaction where the related person’s interest arises solely from the ownership of Welltower’s common stock and all holders of Welltower’s common stock received the same benefit on a pro-rata basis (e.g., dividends); and

•

Any transaction with another publicly-traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of Welltower’s common stock and ownership of a non-controlling interest in the other publicly-traded company.

There were no related person transactions identified for 2020.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	55

General Information

General Information

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), Welltower is making these proxy materials (listed below) available to shareholders primarily via the Internet. By doing so, Welltower reduces the printing and delivery costs and the environmental impact of its Annual Meeting. Accordingly, Welltower is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its shareholders. The Notice contains instructions on how to access Welltower’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Why am I receiving these materials?

The Board of Directors of Welltower (the “Board”) has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 26, 2021 at 1:30 p.m. Eastern Time as set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which these materials will be first made available or sent to shareholders is April 16, 2021.

What is included in these materials?

These materials include:

•	This proxy statement for the Annual Meeting (the “Proxy Statement”); and
•	Welltower’s Annual Report for the year ended December 31, 2020 (the “Annual Report”).

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of Welltower’s Annual Report on Form 10-K for the year ended December 31, 2020, including the financial statements and the schedules thereto, as filed with the SEC, is available on Welltower’s website at www.welltower.com or may be obtained without charge by requesting in writing to the Executive Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting: (1) the election of eleven directors nominees (Proposal 1); (2) the ratification of the appointment of Ernst & Young LLP (“EY”) as Welltower’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2); (3) the advisory vote to approve the compensation of our named executive officers (Proposal 3); and (4) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

•	“FOR” each of the nominees for election to the Board (Proposal 1);
•	“FOR” the ratification of the appointment of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2); and
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

Who may vote at the Annual Meeting?

As of March 30, 2021, Welltower had outstanding 417,520,420 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of Welltower entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 30, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

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General Information

What is the vote required to approve each of the proposals discussed in this Proxy Statement?

The chart below summarizes the voting requirements for the proposals at the Annual Meeting:

Proposals	Required approval

1. The election of directors nominees	Majority of votes cast

2. The ratification of the appointment of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2021	Majority of shares present and entitled to vote

3. The approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote

If I am a shareholder of record of Welltower’s shares, how do I vote in advance of the virtual Annual Meeting?

A shareholder of record can vote in one of four ways:

Via the Internet: You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone: You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail: If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating and returning your proxy card in the envelope provided.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

If I am a shareholder of record of Welltower’s shares, how do I participate in and vote during the virtual Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 30, 2021 or hold a valid proxy for the meeting. If you are a registered holder, to attend and participate in the virtual Annual Meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, you must access the Annual Meeting website at www.virtualshareholdermeeting.com/WELL2021, enter the 16-digit control number found on your Notice, proxy card or voting instruction form, and follow the instructions on the website. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com before 11:59 p.m. Eastern Time on May 25, 2021 and enter the 16-digit control number. If you are a beneficial holder (hold your shares in “street name”) and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting, vote your shares electronically, and submit questions using the 16-digit control number indicated on that instruction form or Notice. The meeting webcast will begin promptly at 1:30 p.m. Eastern Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Annual Meeting login page.

We will endeavor to answer as many shareholder submitted questions as time permits that comply with the meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Welltower’s business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We will also post a recording of the meeting on our investor relations website, which will be available for replay following the meeting for 365 days.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) submitting a written revocation with the Executive Vice President - General Counsel & Corporate Secretary; (2) submitting a duly executed proxy bearing a later date; or attending and voting online at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy). A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Executive Vice President - General Counsel & Corporate Secretary.

Who is paying for the cost of this proxy solicitation?

Welltower is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of Welltower by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. Welltower will reimburse directors and

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	57

General Information

officers for their reasonable out-of-pocket expenses in connection with such solicitation. Welltower will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. Welltower has hired D.F. King to solicit proxies for a fee not to exceed $10,500, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the Record Date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspector of election. Matthew McQueen, Executive Vice President - General Counsel & Corporate Secretary, and Timothy McHugh, Executive Vice President - Chief Financial Officer, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the director nominees (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. The abstention or broker non-vote (as described below) will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. For the ratification of the appointment of EY as independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2) and the advisory vote to approve the compensation of our named executive officers (Proposal 3), you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote. For Proposal 3, broker non-votes will not impact the outcome of the proposal.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal that is considered “non-routine” under New York Stock Exchange (“NYSE”) rules because the broker does not have discretionary voting power for such proposal unless the broker has received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any “non-routine” proposal for which the broker lacks discretionary authority. A broker has discretionary voting authority under NYSE rules to vote on “routine” proposals. The election of the director nominees (Proposal 1) and the advisory vote to approve the compensation of our named executive officers (Proposal 3) are “non-routine” proposals. The ratification of the appointment of EY as Welltower’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2) is a “routine” proposal.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Welltower has adopted an SEC-approved procedure called “householding.” Under this procedure, Welltower or a bank or broker, if applicable, delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Welltower receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at the same address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future should notify Welltower or, if applicable, their bank or broker. You can also request and Welltower will promptly deliver a separate copy of the Notice by writing to the Executive Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615 or calling (419) 247-2800. These materials are also available on the Internet at www.welltower.com/proxy.

Where are Welltower’s principal executive offices located and what is Welltower’s main telephone number?

Welltower’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. Welltower’s telephone number is (419) 247-2800.

What is the deadline to submit shareholder proposals or nominate a director for the 2022 Annual Meeting of Shareholders?

Any shareholder proposals intended for inclusion in Welltower’s proxy materials for the 2022 Annual Meeting of Shareholders must be submitted to Matthew McQueen, Executive Vice President - General Counsel & Corporate Secretary, in writing no later than December

58 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

General Information

17, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Welltower - sponsored proxy materials. In addition, under Welltower’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in Welltower’s proxy materials for such meeting, or to propose a person for appointment as a director, the shareholder must provide a written notice to the Executive Vice President - General Counsel & Corporate Secretary no later than 90 days and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the 2022 Annual Meeting of Shareholders, such a written notice must be received by the Executive Vice President - General Counsel & Corporate Secretary on or after January 26, 2022 but no later than February 25, 2022. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board for the meeting may use their discretionary voting authority to vote “against” the proposal.

Welltower, pursuant to its By-Laws, permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of Welltower’s outstanding shares of capital stock for at least three continuous years to nominate and include in Welltower’s proxy materials director nominees comprising up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the By-Laws. Notice of director nominations submitted under these proxy access By-Law provisions must be delivered to the Executive Vice President - General Counsel & Corporate Secretary no later than 120 days and no earlier than 150 days prior to the first anniversary of the date on which Welltower first mailed or otherwise gave notice for the prior year’s annual meeting. Requests to include shareholder-nominated candidates in Welltower’s proxy materials for next year’s annual meeting must be received by the Executive Vice President - General Counsel & Corporate Secretary on or after November 17, 2021 but no later than December 17, 2021.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	59

Pay Ratio

Pay Ratio

In this section, we are providing a comparison of the annual total compensation of Welltower’s median compensated employee to the annual total compensation of our Chief Executive Officer, pursuant to the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. To identify Welltower’s median compensated employee, as well as to determine the annual total compensation of Welltower’s median employee and the Chief Executive Officer, Welltower took the following steps:

•

Welltower considered all employees employed as of December 31, 2020. This population consisted of full-time and part-time employees located in the United States, the United Kingdom, Canada and Luxembourg.

•

To identify the median employee from Welltower’s employee population, Welltower generated a list of all employees and calculated the amount of base salary determined as of December 31, 2020, wages, overtime and cash bonus amounts earned for performance in fiscal 2020 and the aggregate grant date fair value of equity awards granted in fiscal 2020. Welltower used a GBP/USD rate of 1.36631 for employees in the United Kingdom, a CAD/USD rate of 0.78406 for employees in Canada and a EUR/USD rate of 1.22281 for employees in Luxembourg, each of which reflected the applicable exchange rate on December 31, 2020.

•

Once Welltower identified the median employee, Welltower calculated all elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $92,504.

•

Mr. Mitra became CEO of Welltower on October 5, 2020. As permitted by SEC rules, we calculated the annual total compensation of the CEO by annualizing Mr. Mitra’s salary and other compensation reported in the Summary Compensation Table for 2020, $9,557,434.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Mitra to the annual total compensation of Welltower’s median employee was 103 to 1.

60 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2020, concerning shares of common stock authorized for issuance under all of Welltower’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders	259,470	(1)	$57.33	(2)	11,366,428(3)

Equity compensation plans not approved by shareholders	None		N/A		None

Totals	259,470		$57.33		11,366,428(3)

(1)

This number reflects the options, restricted stock units and deferred stock units granted under the 2005 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. See the footnotes to the “2020 Outstanding Equity Awards at Fiscal Year-End Table”, “2020 Nonqualified Deferred Compensation Table” and “2020 Director Compensation Table” for additional information regarding the options, restricted stock units and deferred stock units.

(2)	This price does not include restricted stock units or deferred stock units granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan.

(3)

This number reflects the sum of (a) 10,000,000 shares of common stock reserved for future issuance under the 2005 and 2016 Long-Term Incentive Plan, as reduced by awards issued under the 2016 Long-Term Incentive Plan, and as increased by shares granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised and are available for future issuance under the 2016 Long-Term Incentive Plan, and (b) 1,000,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, as reduced by shares issued under such plan.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	61

Other Matters

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew G. McQueen

Executive Vice President - General Counsel

& Corporate Secretary

62 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

Appendix A—Non-GAAP Financial Measures

Appendix A - Non-GAAP Financial Measures

We believe that net income and net income attributable to common shareholders (“NICS”), as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), are the most appropriate earnings measurements. However, we consider EBITDA and Adjusted EBITDA to be useful supplemental measures because they provide additional information to assess and evaluate the performance of our operations.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and Internal Revenue Code (“IRC”) Section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and included adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income and other impairment charges. We primarily use these measures to determine our fixed charge coverage ratio, which represents EBITDA and Adjusted EBITDA divided by fixed charges. Fixed charges include total interest and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and net debt to Adjusted EBITDA plus preferred stock dividends. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and any IRC Section 1031 deposits.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.

Notice of Annual Meeting of Shareholders and 2021 Proxy Statement |	63

Appendix A—Non-GAAP Financial Measures

  Adjusted Fixed Charge Coverage & Net Debt plus Preferred to Adjusted Annualized EBITDA

  (dollars in thousands)

	Three Months Ended December 31, 2020		As of December 31, 2020

Net income	$155,278	Total debt(2)	$13,905,822

Interest expense	121,173	Cash and cash equivalents(3)	(1,968,765)

Income tax expense (benefit)	290	Net debt	11,937,057

Depreciation and amortization	242,733	Preferred stock dividends	-

EBITDA	519,474	Net debt plus preferred stock dividends	11,937,057

Loss (income) from unconsolidated entities	(258)	Adjusted EBITDA	475,482

Stock-based compensation expense(1)	7,380	Adjusted Annualized EBITDA	$1,901,928

Loss (gain) on extinguishment of debt, net	13,796	Net debt + preferred to Adjusted Annualized EBITDA ratio	6.28x

Loss (gain) on real estate dispositions, net	(185,464)

Impairment of assets	9,317

Provision for loan losses	83,085

Loss (gain) on derivatives and financial instruments, net	569

Other expenses(1)	27,583

Other impairments	-

Adjusted EBITDA	$475,482

Adjusted Fixed Charge Coverage Ratio:

Interest expense	$121,173

Capitalized interest	4,238

Non-cash interest expense	(1,739)

Total interest	123,672

Secured debt principal amortization	16,122

Total fixed charges	139,794

Adjusted EBITDA	$475,482

Adjusted fixed charge ratio coverage ratio	3.40x

(1)	Certain severance-related costs are included in stock-based compensation and excluded from other expenses.

(2)	Includes unamortized premiums/discounts, other fair value adjustments and financing lease liabilities of $107,102,000. Excludes operating lease liabilities of $311,164,000 related to ASC 842 adoption.

(3)	Includes IRC Section 1031 deposits, if any.

64 |	Notice of Annual Meeting of Shareholders and 2021 Proxy Statement

WELL
LISTED
NYSE

www.welltower.com

4500 Dorr Street
Toledo, Ohio 43615-4040
877.670.0070
419.247.2800

© COPYRIGHT 2021
WELLTOWER INC.

WELLTOWER INC.	VOTE BY INTERNET
4500 DORR STREET TOLEDO, OHIO 43615	Prior to the Virtual Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Virtual Annual Meeting - Go to www.virtualshareholdermeeting.com/WELL2021

VOTE BY INTERNET DURING THE VIRTUAL ANNUAL MEETING
To participate in the virtual meeting, including to vote, ask questions and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/WELL2021. Have the information that is printed in the box marked by the arrow (located on the below page) available and follow the instructions. The meeting webcast will begin promptly at 1:30 P.M. Eastern Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (toll free) or 303-562-9288 (international) for assistance.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Welltower Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have not voted via the Internet or by telephone, detach and return the bottom portion in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D39406-P52757 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WELLTOWER INC.

The Board of Directors recommends you vote FOR each nominee in Item 1 and FOR Items 2 and 3: Company Proposals

1. Election of Directors

Nominees:	For	Against	Abstain		For	Against	Abstain

1a. Kenneth J. Bacon	☐	☐	☐	1j. Johnese M. Spisso	☐	☐	☐

1b. Karen B. DeSalvo	☐	☐	☐	1k. Kathryn M. Sullivan	☐	☐	☐

1c. Jeffrey H. Donahue	☐	☐	☐	2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2021.	☐	☐	☐
1d. Philip L. Hawkins	☐	☐	☐

1e. Dennis G. Lopez	☐	☐	☐

3.  The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the 2021 Proxy Statement.

NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

					☐	☐	☐
1f. Shankh Mitra	☐	☐	☐
1g. Ade J. Patton	☐	☐	☐
1h. Diana W. Reid	☐	☐	☐
1i. Sergio D. Rivera	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2021 Notice of Annual Meeting of Shareholders and Proxy Statement and 2020 Annual Report

are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D39407-P52757

WELLTOWER INC.

Virtual Annual Meeting of Shareholders

May 26, 2021 1:30 P.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Timothy G. McHugh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 1:30 P.M. Eastern Time on Wednesday, May 26, 2021 in a virtual format, at www.virtualshareholdermeeting.com/WELL2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Virtual Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be marked, dated and signed on reverse side